UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD JUNE 9, 2010

To our shareholders:

We will hold our annual meeting of shareholders at our Santa Ana campus, 1600 East Saint Andrew Place, Santa Ana, California 92705, on Wednesday, June 9, 2010, at 10:00 a.m. local time. We are holding this meeting:

(1) To adopt an amendment to our Certificate of Incorporation to declassify the Board of Directors, and if such amendment is adopted, and following the filing of such amendment with the Secretary of State of the State of Delaware, to remove each of the directors of the Company without cause such that the terms of all directors expire at the 2010 annual meeting, and the election of nine Board nominees, each to serve a one-year term ending on the date of the 2011 annual meeting;

(2) If the above proposal is not approved, to elect three Board nominees as Class III directors at the annual meeting to serve a three-year term expiring on the date of the 2013 annual meeting of shareholders;

(3) To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current year; and

(4) To transact any other business that properly comes before the meeting.

The shareholders of record at the close of business on April 5, 2010 will be entitled to vote at the meeting or any postponements or adjournments of the meeting.

Whether or not you expect to attend, we urge you to sign, date and promptly return the enclosed proxy card in the enclosed postage prepaid envelope or vote via telephone or the Internet in accordance with the instructions on the enclosed proxy card. If you attend the meeting, you may vote your shares in person, which will revoke any prior vote.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to Be Held on June 9, 2010: This Proxy Statement, along with the 2009 Annual Report to Shareholders, are available on the following website: www.edocumentview.com/im.

Receive Proxy Materials Electronically:  With your consent, we will send all future proxy voting materials to you by email. To enroll to receive future proxy materials online if you are a registered holder, please go to www.computershare.com/us/ecomms.

By order of the Board of Directors,

Larry C. Boyd
Executive Vice President, Secretary and
General Counsel

April 20, 2010
Santa Ana, California

1600 East Saint Andrew Place
Santa Ana, California 92705

PROXY STATEMENT

This proxy statement is furnished to you by the Board of Directors of Ingram Micro (the “Board”) and contains information related to the 2010 annual meeting of our shareholders to be held on Wednesday, June 9, 2010, beginning at 10:00 a.m., local time, at our Santa Ana campus, 1600 East Saint Andrew Place, Santa Ana, California 92705, and at any postponements or adjournments thereof. The enclosed form of proxy is solicited by our Board. The date of this proxy statement is April 20, 2010. It is first being mailed to our shareholders on April 20, 2010.

References in this proxy statement to “we,” “us,” “our,” “the Company” and “Ingram Micro” refer to Ingram Micro Inc.

ABOUT THE MEETING

Purpose of the 2010 Annual Meeting

The purpose of the 2010 annual meeting is:

(1) To adopt an amendment to our Certificate of Incorporation to declassify the Board of Directors, and if such amendment is adopted, and following the filing of such amendment with the Secretary of State of the State of Delaware, to remove each of the directors of the Company without cause such that the terms of all directors expire at the 2010 annual meeting, and the election of nine Board nominees, each to serve a one-year term ending on the date of the 2011 annual meeting;

(2) If the above proposal is not approved, to elect three Board nominees as Class III directors at the annual meeting to serve a three-year term expiring on the date of the 2013 annual meeting of shareholders;

(3) To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current year; and

(4) To transact any other business that properly comes before the meeting.

Quorum

A quorum is the minimum number of shares required to hold and transact business at a meeting. The presence in person or by proxy of the holders of a majority of the outstanding shares of common stock will constitute a quorum for the transaction of business at the meeting. Votes cast by proxy or in person at the meeting will be counted by the persons appointed by the Company to act as election inspectors for the meeting. The election inspectors will treat shares represented by proxies that reflect abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Abstentions, however, do not constitute a vote “for” or “against” any matter and thus will be disregarded in the calculation of a plurality or of “votes cast.”

The election inspectors will treat shares referred to as “broker nonvotes” (i.e., shares held by brokers or nominees over which the broker or nominee lacks discretionary power to vote and for which the broker or nominee has not received specific voting instructions from the beneficial owner) as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

Who May Vote

Holders of record of our Class A common stock at the close of business on April 5, 2010 (“Record Date”) may vote at the annual meeting. As of the Record Date, the Company had 165,395,494 issued and outstanding shares of Class A common stock. Each share of Ingram Micro common stock that you own entitles you to one vote.

How to Vote

You may vote in person at the meeting or by proxy. We recommend that you vote by proxy even if you plan to attend the meeting. You can always change your vote at the meeting.

If you are a registered shareholder (meaning your name is included on the shareholder file maintained by our transfer agent, Computershare Trust Company, N.A.), you can vote by proxy in any of the following ways:

•	By Internet. If you have Internet access, you may submit your proxy from any location in the world by following the “To vote over the Internet” instructions on the proxy card. The deadline for voting electronically is 3:00 a.m. (Pacific Time) on June 9, 2010.

•	By Telephone. You may submit your proxy by following the “To vote by telephone” instructions on the proxy card. The deadline for voting by telephone is 3:00 a.m. (Pacific Time) on June 9, 2010.

•	In Writing. You may do this by signing your proxy card, or for shares held in street name, the voting instruction card included by your broker, bank or other nominee, and mailing it in the accompanying enclosed, pre-addressed envelope. If you provide specific voting instructions, your shares will be voted as you instruct. If you sign, but do not provide instructions, we will vote your shares in favor of the director candidates. The deadline for voting by mail is 3:00 a.m. (Pacific Time) on June 9, 2010 (your proxy card must be received by that time).

If your shares are held in the name of a bank, broker or other nominee, you will receive instructions from such nominee that you must follow in order for your shares to be voted.

If you participate in our 401(k) Investment Savings Plan, you may vote an amount of shares of common stock equivalent to the interest in common stock credited to your account as of the Record Date. You may vote by instructing Fidelity Investments, the trustee of the plan, pursuant to the instruction card being mailed with this proxy statement to plan participants. The trustee will vote your shares in accordance with your duly executed instructions if they are received by May 28, 2010. If you do not provide the trustee with your voting instructions, the trustee will not vote on your behalf.

How Proxies Work

Our Board of Directors is asking for your proxy. Giving us your proxy means you authorize us to vote your shares at the meeting in the manner you direct. You may abstain from voting from any of the proposals. With respect to the nominees proposed to be elected at the meeting, you may vote for all, some or none of our director candidates. However, if you sign your proxy card but do not provide instructions, we will vote your shares in favor of the director candidates.

Proposals You Are Asked To Vote On and the Board’s Voting Recommendation

If you properly fill in your proxy card and send it to us in time to vote, or vote by the Internet or telephone, one of the individuals named on your proxy card will vote your shares as your proxy and as you have directed. If you sign the proxy card but do not make specific choices, your proxy will follow the Board’s recommendations and vote your shares:

•	“FOR” the adoption of an amendment to our Certificate of Incorporation to declassify the Board of Directors, and if the amendment to our Certificate of Incorporation to declassify the Board of Directors has been adopted and following the filing of the amendment to our Certificate of Incorporation to declassify the Board of Directors with the Secretary of State of the State of Delaware, “FOR” the removal of each of the directors of the Company without cause such that the terms of all directors expire at the 2010 annual meeting, and “FOR” the election of the Declassified Board Nominees (as defined herein), each to serve a one-year term ending on the date of the 2011 annual meeting (see “Proposal 1 — Adoption of Amendment to Certificate of Incorporation to Declassify the Board of Directors, the Removal of All Directors without Cause and the Election of Declassified Slate of Directors”).

•	If the above proposal to declassify our Board of Directors is not approved at the shareholder meeting, “FOR” the election of three Board nominees to serve as Class III directors for a three-year term expiring on the date of the 2013 annual meeting of shareholders (see “Proposal 2 — Election of Class III Directors Only if Proposal 1 Is Not Approved”).

•	“FOR” ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current year (see “Proposal 3 — Ratification of the Selection of PricewaterhouseCoopers LLP as Our Independent Registered Public Accounting Firm”).

If any other matter is properly presented at the meeting, your proxy will vote in accordance with the best judgment of the individual voting your shares as your proxy. At the time this proxy statement went to press, we knew of no other matters to be acted on at the meeting.

Vote Necessary to Approve Proposals

Assuming the presence of a quorum in person or by proxy at the annual meeting, the adoption of the proposed amendment to our Certificate of Incorporation to declassify the Board of Directors, or Proposal 1a, requires the affirmative vote by the holders of two-thirds of the voting power of all the outstanding shares of common stock of the Company entitled to vote generally in the election of directors. Abstentions and broker nonvotes will have the effect of a vote against this proposal.

If the shareholders of the Company adopt the amendment to our Certificate of Incorporation to declassify the Board of Directors above, the proposal to remove all of the directors of the Company without cause, or Proposal 1b requires the affirmative vote by the holders of a majority of the voting power of all the outstanding shares of capital stock of the Company entitled to vote generally in the election of directors. Abstentions and broker nonvotes will have the effect of a vote against this proposal.

Directors are elected by a plurality, and the nominees who receive the most votes will be elected. If the shareholders of the Company adopt the amendment to our Certificate of Incorporation to declassify the Board of Directors above, the nine nominees receiving the most votes will be elected to the Board of Directors to serve terms ending at our 2011 Annual Shareholders Meeting. If the shareholders of the Company do not adopt the amendment to our Certificate of Incorporation to declassify the Board of Directors, under Proposal 2 the three Class III director nominees with the most votes will be elected as Class III directors to serve terms ending at our 2013 Annual Shareholders Meeting. Abstentions and broker nonvotes will not be taken into account in determining the outcome of the election. We did not receive any nominations from any shareholders.

Approval of the ratification of the selection of our independent registered public accounting firm requires the affirmative vote of the majority of the shares of common stock present or represented by proxy with respect to such proposal. For the proposal ratifying the selection of our independent registered public accounting firm, abstentions are treated as shares present or represented and voting, so abstaining has the same effect as a negative vote.

Under current New York Stock Exchange (“NYSE”) rules, if your broker holds your shares in its name, your broker is not permitted to vote your shares on Proposals 1a, 1b, 1c and 2 if it does not receive voting instructions from you. Accordingly, such broker nonvotes will have the effect of a vote against these proposals.

Revoking Your Proxy

You may revoke your proxy by: (1) sending in another signed proxy card with a later date; (2) providing subsequent Internet or telephone voting instructions; (3) notifying our Secretary in writing before the meeting that you have revoked your proxy; or (4) voting in person at the meeting.

Proxy Solicitation Costs

The Company will bear the costs of soliciting proxies.

PROPOSAL 1

ADOPTION OF AMENDMENT TO
CERTIFICATE OF INCORPORATION
TO DECLASSIFY THE BOARD OF DIRECTORS,
THE REMOVAL OF ALL DIRECTORS WITHOUT CAUSE
AND THE ELECTION OF DECLASSIFIED SLATE OF DIRECTORS

Introduction

Clause (c) of Article Eighth of the Certificate of Incorporation of the Company establishes three (3) classes of Directors (Class I, Class II and Class III) with terms of three years each. Generally, absent the earlier resignation or removal of a Class member, the terms of the classes are staggered and one Class stands for re-election at each annual meeting of shareholders. Our Governance Committee has recommended to the Board, and a majority of the Board approved and declared advisable, and is submitting to a vote of the shareholders, an amendment to the Certificate of Incorporation to declassify the Board, remove the class designations for each of the director’s terms and institute annual voting for each director to serve a one-year term as set forth on Annex A hereto (the “Declassification Amendment”). In the event the Declassification Amendment is adopted by the shareholders at the annual meeting, we will postpone the annual meeting until such time as the Declassification Amendment has been filed with the Secretary of State of the State of Delaware. As soon as practical after the filing of the Declassification Amendment, we will resume the annual meeting to consider the following proposals.

Our Governance Committee has further recommended to the Board, and a majority of the Board approved, and is submitting to a vote of the shareholders as soon as practical after the Declassification Amendment has been filed with the Secretary of State of the State of Delaware, a proposal to (i) remove all directors serving on the Board without cause such that the terms of all directors expire at the 2010 annual meeting and (ii) elect nominees for such declassified Board, each to serve a one-year term ending on the date of the 2011 annual meeting. The Board has proposed a slate of nine nominees for such declassified Board, each to serve a one-year term (the “Declassified Board Nominees”) ending on the date of the 2011 annual meeting.

Recommendation of the Board of Directors

The Board of Directors recommends that you vote “FOR” the adoption of the Declassification Amendment, and if the Declassification Amendment has been adopted and following the filing of the Declassification Amendment with the Secretary of State of the State of Delaware, “FOR” the removal of each of the directors of the Company without cause such that the terms of all directors expire at the 2010 annual meeting and “FOR” the election of the Declassified Board Nominees, each to serve a one-year term ending on the date of the 2011 annual meeting, which proposals are designated as Proposals 1a, 1b and 1c, respectively, on the enclosed proxy card.

Declassification Amendment

The Board believes that shareholders should have the opportunity to vote on all directors each year and that elimination of the classified board structure will both enhance the Company’s corporate governance practices and be an effective way to maintain and enhance the accountability of the Board. Under our current classified board structure, a majority of the Board may be replaced only after at least two annual elections. Under a declassified board structure, the entire Board may be replaced each year. If the shareholders adopt the Declassification Amendment, each Declassified Board Nominee who is elected at the 2010 annual meeting will be elected for a one-year term that will expire on the date of the 2011 annual meeting.

The Declassification Amendment has been approved by a majority of the members of the Board. Assuming the presence of a quorum in person or by proxy at the annual meeting, the adoption of the Declassification Amendment requires the affirmative vote by the holders of two-thirds of the voting power of all the outstanding shares of capital stock of the Company entitled to vote generally in the election of directors. Abstentions and broker nonvotes will have the effect of a vote against this proposal.

If the Declassification Amendment is adopted, our Certificate of Incorporation would be amended as set forth in Annex A hereto.

Removal of Directors without Cause if the Declassification Amendment Is Adopted

If the shareholders adopt the Declassification Amendment, we will adjourn the annual meeting until such time as the Declassification Amendment has been filed with the Secretary of State of the State of Delaware. As soon as practical after the filing of the Declassification Amendment, we will reconvene the annual meeting to consider the following proposals.

Generally, absent the earlier resignation or removal of a Class member, the terms of the classes are staggered and one Class stands for re-election at each annual meeting of shareholders. The term of each Class I director expires on the date of the 2011 annual meeting of shareholders, the term of each Class II director expires on the date of the 2012 annual meeting of shareholders and the term of each Class III director expires on the date of the 2010 annual meeting of shareholders. In connection with the adoption of the Declassification Amendment, the Board has nominated a slate of directors, each to serve a one-year term beginning on the date of the annual meeting, in the proposal below entitled “Declassified Board Nominees.” In order to provide that all directors serve one-year terms ending on the date of the 2011 annual meeting, the shareholders will be required to remove all of the current directors of the Company such that their terms expire as of the date of the 2010 annual meeting.

Our Governance Committee has recommended to the Board, and a majority of the Board approved, and is submitting to a vote of the shareholders a proposal to remove all directors serving on the Board without cause such that the terms of all directors will expire on the date of the 2010 annual meeting. Assuming the presence of a quorum in person or by proxy at the annual meeting, the adoption of this proposal requires the affirmative vote by the holders of a majority of the voting power of all the outstanding shares of capital stock of the Company entitled to vote generally in the election of directors. Abstentions and broker nonvotes will have the effect of a vote against this proposal.

If the shareholders do not adopt the Declassification Amendment, our Certificate of Incorporation will continue to provide for a classified Board of Directors. Under Delaware Law and our current Certificate of Incorporation of the Company, the shareholders do not have the authority to remove directors without cause. Accordingly, without the adoption of the Declassification Amendment, this Proposal 1b will have no effect and will be superseded by Proposal 2.

Declassified Board Nominees

The Board has voted to nominate Howard I. Atkins, Leslie Stone Heisz, John R. Ingram, Orrin H. Ingram II, Dale R. Laurance, Linda Fayne Levinson, Michael T. Smith, Gregory M.E. Spierkel, and Joe B. Wyatt for election at the annual meeting, provided that the Declassification Amendment is adopted.

Unless authority to vote for any of these nominees is withheld, the shares represented by the enclosed proxy will be voted FOR the election of each of the Declassified Board Nominees as directors. In the event that any nominee becomes unable or unwilling to serve, the shares represented by the enclosed proxy will be voted for the election of such other person as the Board may recommend in his or her place. We have no reason to believe that any nominee will be unable or unwilling to serve as a director.

Directors are elected by a plurality, and the nine nominees who receive the most votes will be elected. Abstentions and broker nonvotes will not be taken into account in determining the outcome of the election. We did not receive any nominations from any shareholders.

If the shareholders do not adopt the Declassification Amendment, our Certificate of Incorporation will continue to provide for a classified Board of Directors. Accordingly, this proposal will have no effect and will be superseded by Proposal 2.

Set forth below are each Declassified Board Nominee’s name and age as of the Annual Meeting date and his or her principal occupation, business history and public company directorships held during the past five years. All of our nominees are seasoned leaders who bring to the Board a vast array of public company, financial services, private company, public sector, and other business experience, the majority as senior executives in industries different from that of Ingram Micro. Each has been chosen to stand for election in part because of his or her ability and willingness to ask difficult questions, understand Ingram Micro’s challenges and evaluate the strategies proposed by management, as well as their implementation. Each of the nominees has a long record of professional integrity, a dedication to his or her profession, a strong work ethic that includes coming fully prepared to meetings and being willing to spend the time and effort needed to fulfill one’s professional obligations, the ability to maintain a collegial environment, and the experience of having served as a board member of a sophisticated global company. Specific experience, qualifications, attributes and skills of each nominee are described in each nominee’s biography below.

Howard I. Atkins	Director since April 2004

Mr. Atkins, age 59, is Senior Executive Vice President and Chief Financial Officer of Wells Fargo & Company in San Francisco, California. Prior to joining Wells Fargo in 2001, Mr. Atkins was Executive Vice President and Chief Financial Officer of New York Life Insurance Company in New York, New York from 1996 to 2001. Mr. Atkins also served as Executive Vice President and Chief Financial Officer of New Jersey-based Midlantic Corporation from 1991 to 1996. Mr. Atkins joined the former Chase Manhattan Bank in 1974 and was, successively, in asset/liability management, U.S. capital markets/derivatives, head of Capital Markets for Europe, the Middle East and Africa, and head of the Bank’s worldwide derivatives trading business. He was Chase Manhattan Bank’s Treasurer from 1988 until 1991 when he became Chief Financial Officer of Midlantic Corporation. As chief financial officer of one of the largest financial services company in the country, Mr. Atkins brings extensive accounting and financial skills important in the understanding and oversight of our financial reporting, enterprise and operational risk management and corporate finance, tax and treasury matters.

Leslie Stone Heisz	Director since March 2007

Leslie Stone Heisz, age 49, is an experienced investment banking and finance executive, and currently is a managing director of the Los Angeles office of Lazard Freres & Co., where she provides strategic financial advisory services for clients in a variety of industries. Before joining Lazard in 2003, Ms. Heisz was managing director of the Los Angeles office of Dresdner Kleinwort Wasserstein (and its predecessor Wasserstein Perella & Co.) for six years, specializing in mergers and acquisitions as well as leveraged finance and leading the Gaming and Leisure Group. She was also a vice president at Salomon Brothers, where she developed the firm’s industry-leading gaming practice and a senior consultant specializing in strategic information systems at Price Waterhouse. She previously served on the Board of Directors of International Game Technology from June 2003 to October 2008 and Eldorado Resorts LLC from November 1996 to March 2008. Ms. Heisz’s career in the investment banking industry, deep understanding of capital markets and her previous board experience bring expertise in oversight of our financial reporting, enterprise and operational risk management and corporate finance, tax and treasury matters.

John R. Ingram	Director since April 1996

Mr. Ingram, age 48, is Chairman of Ingram Industries Inc., CEO of Ingram Content Holdings, Ingram Industries’ operating division of Ingram Book Group related companies, Ingram Digital related companies, and Lightning Source Inc., a print-on-demand and digital distribution company. He was Vice Chairman of Ingram Industries from June 1999 to April 2008. He was Co-President of Ingram Industries from January 1996 to June 1999. Mr. Ingram was also President of Ingram Book Company from January 1995 to October 1996. Mr. Ingram served as our Acting Chief Executive Officer from May 1996 to August 1996 and held a variety of positions at the Company from 1991 through 1994, including Vice President of Purchasing and Vice President of Management Services at Ingram Micro Europe, and Director of Purchasing. Mr. Ingram is a seasoned executive with Ingram Industries, and has valuable experience in digital distribution. Mr. Ingram’s history with Ingram Micro brings in-depth knowledge of the Company that assists the Board in overseeing management and is important to the Board’s oversight of strategy, risk management and implementation of sound corporate governance practices.

Orrin H. Ingram II	Director since September 1999

Mr. Ingram, age 49, is President and Chief Executive Officer of Ingram Industries Inc. Mr. Ingram held numerous positions with Ingram Materials Company and Ingram Barge Company before being named Co-President of Ingram Industries in January 1996. He was named to his present position as President and Chief Executive Officer of Ingram Industries in June 1999. He remains Chairman of Ingram Barge Company. Mr. Ingram is a member of the Board of Directors of Coca-Cola Enterprises Inc. Mr. Ingram is a seasoned executive with Ingram Industries, and has valuable experience serving on the Board of a beverage distribution company. Mr. Ingram’s history with Ingram Micro brings in-depth knowledge of the Company that assists the Board in overseeing management and is important to the Board’s oversight of strategy, compensation practices, risk management and implementation of sound corporate governance practices.

Dale R. Laurance	Director since May 2001

Dr. Laurance, age 64, is the owner of Laurance Enterprises LLC, a private advisory services company. He is also the owner of Nightingale Properties LLC, a Hawaiian real estate development company. He retired from Occidental Petroleum Corporation on December 31, 2004 where he had served as President since 1996 and Director since 1990. From 1983 to 1996 he served in various management and executive positions with Occidental Petroleum Corporation. Dr. Laurance also serves on the Advisory Board of Hancock Park Associates. Dr. Laurance is a director of the Saint John’s Health Center and serves on the Board of Trustees of the Polytechnic School. He also serves on the Board of Trustees of the Children’s Bureau and the Advisory Board of the Golden West Humanitarian Foundation. Dr. Laurance has been our Chairman of the Board since the Company’s annual meeting of shareholders in June 2007. He previously served on the Board of Directors of Jacobs Engineering Group Inc. from 1994 to 2008. Dr. Laurance is an experienced executive and has extensive experience in the areas of international business, financial reporting, strategy, regulatory compliance, and corporate governance as a senior executive and board member of Occidental Petroleum Corporation. Dr. Laurance brings strong leadership skills and complex business operational experience and provides strategic counsel important in the Board’s oversight of management.

Linda Fayne Levinson	Director since August 2004

Ms. Levinson, age 68, is an advisor to professionally funded, privately held ventures. Ms. Levinson is presently Non Executive Chair of the Board of Connexus, Inc. (formerly VendareNetBlue), a privately held internet media company. From February through July 2006, Ms. Levinson was also Interim CEO of that company. From November 2006 through June 2007, Ms. Levinson was also Executive Chair of XI Technologies. From 1997 until May 2004, Ms. Levinson was a Partner of GRP Partners, a venture capital firm investing in early stage technology companies in the financial services, internet media and online retail sectors. From 1982 until 1998, Ms. Levinson was President of Fayne Levinson Associates, an independent consulting firm advising major corporations. Ms. Levinson also has been an executive at Creative Artists Agency, Inc.; a Partner of Wings Partner, a Los Angeles-based merchant bank; a Senior Vice President of American Express Travel Related Services Co., Inc.; and a Partner of McKinsey & Company, where she became the first woman partner in 1979. Ms. Levinson also serves as a member of the Board of Directors of NCR Corporation and Jacobs Engineering Group Inc., The Western Union Company and DemandTec, Inc. Ms. Fayne Levinson’s executive and consulting career brings in-depth knowledge of business operations and strategy, and an extensive breadth and depth of experience related to compensation strategies and corporate governance through her long tenure serving on the boards of a number of large international companies, including as chair of compensation committees.

Michael T. Smith	Director since May 2001

Mr. Smith, age 66, is the former Chairman of the Board and Chief Executive Officer of Hughes Electronics Corporation, a world-leading provider of digital television entertainment, broadband services, satellite-based private business networks, and global video and data broadcasting, serving from October 1997 to May 2001. Prior to assuming such positions in October 1997, Mr. Smith was Vice Chairman of Hughes Electronics and Chairman of Hughes Aircraft Company, responsible for the aerospace, defense electronics and information systems businesses of Hughes Electronics. He joined Hughes Electronics in 1985, the year the company was formed, as Senior Vice President and Chief Financial Officer after spending nearly 20 years with General Motors Corporation in a variety of financial management positions. Mr. Smith is a member of the Board of Directors of Teledyne Technologies, FLIR Inc. and Wabco Holdings Incorporated. He previously served on the Board of Directors of Anteon International Corporation from April 2005 to June 2006 and on the Board of Directors of Alliant Techsystems

from December 1997 to August 2009. Mr. Smith’s senior executive positions in large multi-national, complex corporations bring in-depth knowledge of business operations, strategy and corporate governance. With his experience on audit committees of other public companies, Mr. Smith brings strong accounting and financial skills important in the understanding and oversight of our financial reporting and corporate governance matters.

Gregory M.E. Spierkel	Director since June 2005

Mr. Spierkel, age 53, has been our Chief Executive Officer since June 2005. He previously served as President from March 2004 to June 2005, as Executive Vice President and President of Ingram Micro Europe from June 1999 to March 2004, and as Senior Vice President and President of Ingram Micro Asia-Pacific from July 1997 to June 1999. Prior to joining Ingram Micro, Mr. Spierkel was Vice President of Global Sales and Marketing at Mitel Inc., a manufacturer of telecommunications and semiconductor products, from March 1996 to June 1997 and was President of North America at Mitel from April 1992 to March 1996. Mr. Spierkel is a member of the Board of Directors of PACCAR. As a seasoned executive and chief executive officer of Ingram Micro, Mr. Spierkel brings in-depth knowledge of Ingram Micro business operations and strategy that is important to the Board’s oversight of long-term strategy, succession planning, enterprise risk management, compensation and corporate governance practices for the Company.

Joe B. Wyatt	Director since October 1996

Mr. Wyatt, age 74, has been Chancellor Emeritus of Vanderbilt University in Nashville, Tennessee, since his retirement as Chancellor of Vanderbilt University, a position that he held from 1982 to 2000. Mr. Wyatt has also been a principal of The Washington Advisory Group since August 2000. Mr. Wyatt was previously a Director of Ingram Industries from April 1990 through October 1996. He also serves as Chairman of the Universities Research Association. He previously served on the Board of Directors of Hercules Incorporated from August 2001 to November 2008 and El Paso Corporation from October 1999 to May 2009. As one of the Company’s most tenured directors, and as former chair of our Audit Committee for many years, Mr. Wyatt provides a focused historical perspective of the Board and the Company, and deep understanding of Ingram Micro’s business and operations, corporate governance, enterprise risk management and financial accounting requirements.

PROPOSAL 2

ELECTION OF CLASS III DIRECTORS
ONLY IF PROPOSAL 1 IS NOT APPROVED

PROPOSAL 2 WILL NOT BE ADOPTED IF SHAREHOLDERS APPROVE PROPOSAL NO. 1.

Recommendation of the Board of Directors

The Board of Directors recommends that you vote “FOR” the election of each of the nominees for election as directors described below, which proposal is designated as Proposal 2 on the enclosed proxy card.

Our Certificate of Incorporation currently provides for a classified Board of Directors. Each person elected as a Class III director at the annual meeting will serve a three-year term expiring on the date of the 2013 annual meeting of shareholders. Our Board has nominated — ONLY in the event Proposal No. 1 is NOT APPROVED and the Board remains classified — Orrin H. Ingram II, Michael T. Smith, Gregory M.E. Spierkel and Joe B. Wyatt for election at the annual meeting. We did not receive any nominations from any shareholders.

Unless authority to vote for any of these nominees is withheld, the shares represented by the enclosed proxy will be voted FOR the election of Orrin H. Ingram II, Michael T. Smith, Gregory M.E. Spierkel and Joe B. Wyatt as Class III directors. In the event that any nominee becomes unable or unwilling to serve, the shares represented by the enclosed proxy will be voted for the election of such other person as the Board may recommend in his or her place. We have no reason to believe that any nominee will be unable or unwilling to serve as a director.

Directors are elected by a plurality, and the four nominees who receive the most votes will be elected. Abstentions and broker nonvotes will not be taken into account in determining the outcome of the election.

Nominees for Election as Class III Directors (Terms Expiring on the Date of the 2013 Annual Meeting)

Orrin H. Ingram II	Director since September 1999
Michael T. Smith	Director since May 2001
Gregory M.E. Spierkel	Director since June 2005
Joe B. Wyatt	Director since October 1996

Continuing Class I Directors (Terms Expiring on the Date of the 2011 Annual Meeting)

Howard I. Atkins	Director since April 2004
Leslie Stone Heisz	Director since March 2007
Linda Fayne Levinson	Director since August 2004

Continuing Class II Directors (Terms Expiring on the Date of the 2012 Annual Meeting)

John R. Ingram	Director since April 2006
Dale R. Laurance	Director since May 2001
Gerhard Schulmeyer	Director since July 1999

Mr. Schulmeyer, age 71, is Managing Partner of Gerhard LLC. From January 2002 to July 2006, Mr. Schulmeyer was Professor of Practice at the MIT Sloan School of Management. Mr. Schulmeyer served as President and Chief Executive Officer of Siemens Corporation, the holding company for U.S. businesses of Siemens AG (Munich, Germany), a world leader in electrical engineering and electronics in the information and communications, automation and control, power, transportation, medical and lighting fields, from January 1999 to December 2003. Prior to assuming such positions, he served as President and Chief Executive Officer of Siemens Nixdorf, Munich/Paderborn, a position he held since 1994. Mr. Schulmeyer serves on the Board of Directors of Korn/Ferry International. He previously served on the Board of Directors of Alcan Inc. from July 1996 to October 2007 and Zurich Financial Services from July 1998 to April 2007. Mr. Schulmeyer’s senior executive positions in large multi-national, complex corporations bring in-depth knowledge of business operations, strategy and corporate governance. As an experienced board member with complex global companies, Mr. Schulmeyer brings strong accounting and financial skills important in the understanding and oversight of our financial reporting and enterprise risk management matters.

If Proposal 1 is approved by the shareholders, this Proposal 2 will not be adopted, notwithstanding shareholder approval, as it will be superseded by Proposal 1 and will not be necessary.

BOARD OF DIRECTORS

The Board of Directors held nine meetings during fiscal year 2009. All directors attended more than 75% of the total number of meetings of the Board and the committees on which he or she served in 2009. The Board and its committees regularly hold executive sessions of non-management directors without management present. As a matter of policy, directors are encouraged and expected to attend the annual meeting of shareholders. All directors, with the exception of Martha Ingram (who retired from the Board effective June 3, 2009), attended Ingram Micro’s 2009 annual meeting of shareholders on June 3, 2009.

Compensation of Board of Directors

Ingram Micro pays directors who are not employed by the Company (“non-management directors”) an annual award which may consist of a combination of cash, stock options or restricted stock/restricted stock units and meeting fees for attending meetings of the Board and Board committees on which they serve.

Annual Award. The mix of cash, stock options and restricted stock/restricted stock units for the annual award must be selected by each non-management director before December 31 of each year prior to the start of the new calendar year or within 30 days of initial appointment or election to the Board, as the case may be. If a Board member does not file an election form with respect to a calendar year by the specified date, the Board member will be deemed to have elected to receive the compensation in the manner elected by the Board member in his or her last valid election, or if there had been no prior election, will be deemed to have elected to receive the eligible compensation in the form of nonqualified stock options. The award is prorated for partial year service. In addition, the mix of cash, stock options and restricted stock/restricted stock units for the annual award is subject to the following assumptions and restrictions:

•	Cash. If cash is selected as a component of compensation, the amount that may be selected by directors other than Committee Chairs and the non-executive Chairman of the Board ranges from $0 to $70,000. Committee Chairs are paid a minimum of $15,000 cash and may elect a maximum amount of $85,000. The Audit Committee Chair is paid a minimum of $20,000 in cash and may elect a maximum of $90,000. The non-executive Chairman of the Board (“NEC”) may select cash compensation ranging from $0 to $170,000. Board members are allowed to defer 100% of their cash compensation in accordance with Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”) and Department of Treasury regulations and other interpretive guidance issue thereunder.

•	Equity-based Compensation. Equity-based compensation must be selected as a component of compensation. The equity-based compensation may consist of stock options, restricted stock/restricted stock units or a combination thereof and must have a value of at least $110,000 ($260,000 for the NEC). The sum of the cash retainer and the value of the equity-based compensation selected may not exceed $180,000 ($195,000 for Committee Chairs, $200,000 for the Audit Committee Chair and $430,000 for the NEC).

•	Option Awards. Options are granted as nonqualified stock options at the time of the annual stock option grant made to our management each year (the “management grant date”). For 2009 awards, the management grant date was March 2, 2009 and number of options granted was based on the dollar value of the amount of stock options selected, divided by the value per share of the Company’s stock utilizing the closing price on the 15th of the month prior to grant date as the “stock value” to determine the appropriate Black-Sholes value per option, rounded up to the next whole share. The value per share was determined in accordance with Statement of Financial Accounting Standards No. 123R, “Share-Based Payment” (“ASC 718”). The options have an exercise price equal to the closing price of our common stock on the NYSE on the date of grant, vest one-tenth per month and have a term of ten years less one day.

•	Restricted Stock/Restricted Stock Units. Restricted stock/restricted stock units are also granted on the management grant date. The number of shares granted are equal to the dollar value of the amount of restricted stock selected divided by the closing price of our common stock on the NYSE on the date of grant rounded up to the next whole share. Restrictions on the shares granted in 2009 lapsed on December 31, 2009. Restricted stock units may be deferred in accordance with Section 409A and Department of Treasury regulations and other interpretive guidance issue thereunder.

Meeting Fees. Meeting fees were suspended in 2009.

2009 Compensation of Non-Management Directors. The following table lists the 2009 non-management director compensation which is comprised of: (1) an annual Board retainer payable in cash, stock options, restricted stock, restricted stock units or a combination thereof, based on each Board member’s election and (2) additional compensation for the non-executive Chairman of the Board and for Committee Chairs. The Board suspended the payment of meeting fees for attendance at meetings of the Board and Board committees in 2009.

DIRECTOR COMPENSATION
(for fiscal year 2009)

					Change in
					Pension
					Value and
					Nonqualified
				Non-Equity	Deferred
	Fees Earned	Stock	Option	Incentive Plan	Compensation
	or Paid in	Awards	Awards	Compensation	Earnings	All Other
Name	Cash ($)	($)(1)	($)(1)	($)	($)	Compensation ($)	Total ($)

Howard I. Atkins(2)	70,000	110,002	—	—	—	—	180,002
Leslie Stone Heisz(3)	81,667	110,002	—	—	—	—	191,669
John R. Ingram(4)	70,000	—	92,716	—	—	—	162,716
Martha R. Ingram(5)	29,167	—	38,633	—	—	—	67,800
Orrin H. Ingram II(6)	70,000	—	92,716	—	—	—	162,716
Dale R. Laurance(7)	—	430,004	—	—	—	—	430,004
Linda Fayne Levinson(8)	85,000	110,002	—	—	—	—	195,002
Gerhard Schulmeyer(9)	81,250	110,002	—	—	—	—	191,252
Michael T. Smith(10)	85,000	40,006	59,000	—	—	—	184,006
Joe B. Wyatt(11)	75,000	—	101,143	—	—	—	176,143

(1)	Since the information required to be disclosed under these columns are the amounts equal to the grant date fair value of the awards determined pursuant to ASC 718, these amounts may not conform to the exact dollar value of equity awards selected by our Board members. See notes 2 and 12 to Ingram Micro’s consolidated financial statements on our Company’s Annual Report on Form 10-K for the fiscal year ended January 2, 2010, which was filed with the SEC on March 2, 2010, for a discussion of the estimated forfeiture rate which is not required to be taken into account for these ASC 718 values. Unless noted otherwise, restricted stock or restricted stock units disclosed under “Stock Awards” were granted on March 2, 2009 and restrictions lapsed on December 31, 2009. The closing price of Ingram Micro stock on March 2, 2009 was $10.62. Stock options disclosed under “Option Awards” were granted on March 2, 2009 with an exercise price of $10.62 per share, vest one-tenth per month over a ten-month period commencing March 2, 2009 and expire ten years less one day from grant date. The $3.11 per share fair value of the March 2, 2009 stock option award was determined in accordance with ASC 718 using a Black-Scholes model and the following assumptions: stock price volatility of 31.8%; expected option life of 4.5 years; dividend yield of 0%; and risk free interest rate of 1.72%.

(2)	Mr. Atkins was eligible to receive annual Board compensation in the amount of $180,000, of which he elected to receive $70,000 in cash and $110,000 in restricted stock. The cash portion was paid in four equal quarterly installments.

(3)	Ms. Heisz was eligible to receive annual Board compensation in the amount of $191,667 ($11,667 more than non-chair Board members due to her service as Chair of the Audit Committee commencing June 2009) of which she elected to receive $81,667 in cash and $110,000 in restricted stock units. Ms. Heisz deferred receipt of restricted stock units until she retires from the Board. The cash portion was paid in four equal quarterly installments.

(4)	Mr. J. Ingram was eligible to receive annual Board compensation in the amount of $180,000, of which he elected to receive $70,000 in cash and $110,000 in stock options. The cash portion was paid in four equal quarterly installments.

(5)	Mrs. Ingram retired from the Board on June 3, 2009 and was eligible to receive annual Board compensation in the amount of $75,000, of which she elected to receive $29,167 in cash and $45,833 in stock options. The cash portion was paid in two installments.

(6)	Mr. O. Ingram was eligible to receive annual Board compensation in the amount of $180,000, of which he elected to receive $70,000 in cash and $110,000 in stock options. The cash portion was paid in four equal quarterly installments.

(7)	Dr. Laurance was eligible to receive annual Board compensation in the amount of $430,000 ($250,000 more than non-chair members due to his service as Chairman of the Board), of which he elected to receive $430,000 in restricted stock units. Dr. Laurance deferred receipt of his restricted stock units until his retirement from the Board.

(8)	Ms. Fayne Levinson was eligible to receive annual Board compensation in the amount of $195,000 ($15,000 more than non-chair Board members due to her service as Chair of the Human Resources Committee), of which she elected to receive $85,000 in cash and $110,000 in restricted stock units. The cash portion of Ms. Fayne Levinson’s annual Board compensation was paid in four quarterly installments. Ms. Levinson elected to defer receipt of her restricted stock units until January 30, 2011.

(9)	Mr. Schulmeyer was eligible to receive annual Board compensation in the amount of $191,250 ($11,250 more than non-chair Board members due to his service as Chair of the Executive and Finance Committee through September 2009). Mr. Schulmeyer elected to receive $81,250 in cash and $110,000 in restricted stock units. The cash portion was paid in four equal quarterly installments.

(10)	Mr. Smith was eligible to receive annual Board compensation in the amount of $195,000 ($15,000 more than non-chair Board members due to his service as Chair of the Governance Committee). Mr. Smith elected to receive $85,000 in cash, $70,000 in stock options and $40,000 in restricted stock. The cash portion was paid in four equal quarterly installments.

(11)	Mr. Wyatt was eligible to receive annual Board compensation in the amount of $195,000 ($15,000 more than non-chair Board members due to his service as Chair of the Audit Committee through June 2009 and his service as chair of the Executive Committee commencing September 2009). Mr. Wyatt elected to receive $75,000 in cash and $120,000 in stock options. The cash portion was paid in four equal quarterly installments.

Stock Ownership Requirement. Each director is required to achieve and maintain ownership of at least 15,000 shares of our common stock (with vested but unexercised stock options counted as owned shares) beginning five years from the date of his or her election to the Board. All current directors meet this stock ownership requirement.

Other Information. Each director is also reimbursed for expenses incurred in attending meetings of the Board and Board committees. Each director is also able to elect to defer his or her cash compensation through a nonqualified deferral plan. Directors who defer cash compensation may elect to have earnings, or losses, credited to their deferrals as if their deferrals were invested in the various investment options available under the Company’s Supplemental Investment Savings Plan, a nonqualified deferred compensation plan (“Supplemental Plan”). Directors are not credited with “above-market” or “preferential” interest.

Committees of the Board of Directors

Our Board of Directors has standing Audit, Executive, Governance and Human Resources Committees. The Board Committees frequently meet in executive session with no members of management present. Copies of the charters for each of these Committees are available by using the “Investor Relations” and then “Corporate Governance” links on the Company’s website at www.ingrammicro.com. The following table lists members of the Committees as of the date of the Proxy Statement.

Human
	Audit	Executive	Governance	Resources
Name	Committee	Committee	Committee	Committee

Dale R. Laurance		*
Howard I. Atkins	*			*
Leslie S. Heisz	Chair	*
John R. Ingram	*		*
Orrin H. Ingram II		*		*
Linda Fayne Levinson			*	Chair
Gerhard Schulmeyer				*
Gregory M. Spierkel		*
Michael T. Smith	*		Chair
Joe B. Wyatt	*	Chair	*

*	Member

Audit Committee — 12 meetings in 2009. The Audit Committee assists our Board’s oversight of (1) the integrity of our financial reporting processes, financial statements and systems of internal controls regarding finance, accounting, legal and ethical compliance, (2) our compliance with legal and regulatory requirements, (3) the independence and qualification of our independent registered public accounting firm and (4) the performance of our independent auditors and internal audit department. In addition, the Audit Committee is charged with providing an avenue of open communication among our independent registered public accounting firm, management, our internal audit department, and our Board. The Audit Committee also appoints our independent registered public accounting firm, discusses and reviews in advance the scope of and the fees to be paid in connection with the annual audit and reviews the results of the audit with our independent registered public accounting firm, reviews our compliance with applicable major accounting and financial reporting policies, reviews the adequacy of our financial organization, reviews management’s procedures and policies relating to the adequacy of our internal accounting controls and compliance with applicable laws relating to accounting practices and reviews our draft annual report on Form 10-K, quarterly reports on Form 10-Q, and annual financial statements and other key accounting and/or reporting matters, and the activities and recommendations of our internal audit department. The Audit Committee discusses the Company’s earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies. A detailed list of the Audit Committee’s functions is included in its charter, which can be accessed by using the “Investor Relations” and then “Corporate Governance” links on the Company’s website at www.ingrammicro.com.

Executive Committee — No meetings in 2009. The Board established the Executive Committee in 2009. The purpose of the Executive Committee is to act when necessary on behalf of the full Board between regularly scheduled Board meetings, usually when timing is critical. The Executive Committee has and may exercise all of the powers and authority of the Board, subject to such limitations as the Board and/or applicable law may from time to time impose. A detailed list of the Executive Committee’s functions is included in its charter, which can be accessed by using the “Investor Relations” and then “Corporate Governance” links on the Company’s website at www.ingrammicro.com.

Governance Committee — Five meetings in 2009. The Governance Committee is responsible for developing and recommending to the Board a set of corporate governance principles applicable to the Company, and thereafter recommending such changes as it deems appropriate to maintain effective corporate governance. In addition, the Governance Committee is responsible for identifying candidates for election to the Board of Directors, developing and reviewing background information for candidates, making recommendations to the Board regarding such candidates, reviewing and making recommendations to the Board with respect to candidates for directors proposed by shareholders, and recommending the members of Board committees, as well as Board committee chair positions for election by the Board. The Governance Committee also reviews and recommends for consideration and approval by the Board the form and amounts of compensation for non-management directors, including equity-based awards, and oversees the annual self-evaluations of the Board and its committees, as well as director performance and board dynamics. A detailed list of the Committee’s functions is included in its charter, which can be accessed by using the “Investor Relations” and then “Corporate Governance” links on the Company’s website at www.ingrammicro.com.

Human Resources Committee — Eight meetings in 2009. The Human Resources Committee, comprised of independent directors, assists the Board in overseeing and establishing the compensation of all executive officers and administering all stock-related and long-term executive incentive plans applicable to management. The Human Resources Committee reviews and reports to the Board on our key strategic and operational human resource issues, ensuring that investments in human assets provide maximum return to all partners — shareholders, associates, customers, and vendors. The Committee’s oversight areas include executive compensation strategy, succession planning processes and key leader succession planning, and work environment assessment and improvement. A detailed list of the Human Resources Committee’s functions is included in its charter and can be accessed by using the “Investor Relations” and then “Corporate Governance” links on the Company’s website at www.ingrammicro.com.

•	Outside Advisors to the Human Resources Committee. The Human Resources Committee’s executive compensation advisor in 2008 and 2009 was Frederic W. Cook & Co., Inc. (“Cook”), an executive compensation consulting firm which reports solely to the Human Resources Committee. No member of the Human Resources Committee or of management has any affiliation with Cook. The Human Resources Committee periodically seeks input from Cook on a range of external market factors, including evolving executive compensation trends and general observations on the Company’s executive compensation programs. Cook also advises the Governance Committee of the Board of Directors on Board compensation matters for non-executive Board members. Cook provides no other services to the Company.

•	Management Input to the Human Resources Committee. The Human Resources Committee frequently requests management to assist in accomplishing its work, including requests for specific analyses to assist with decision making. The Ingram Micro Human Resources, Finance, and Legal departments work with the Human Resources Committee Chair to help set meeting agendas and to coordinate the distribution of materials to the Committee in advance of its meetings. Generally, our CEO, President and Chief Operating Officer, Senior Executive Vice President and Chief Financial Officer, Executive Vice President, Secretary and General Counsel, and Executive Vice President of Human Resources attend Committee meetings. Management does not make any recommendations to the Human Resources Committee on compensation of the CEO. In addition, no members of management are present during the Human Resources Committee’s deliberations on CEO compensation. The Human Resources Committee frequently meets in executive session with no members of management present.

•	Human Resources Committee Meetings. Generally, at the first Human Resources Committee meeting of each fiscal year, the following actions are reviewed and approved:

•	The Performance Share Program (performance-vesting restricted stock units) design and metrics for the performance measurement period (three-year or less) commencing with the current fiscal year. Actual threshold, target, and maximum performance goals are established by the Committee based on the Company’s three-year strategic plan approved by our Board of Directors and various historical external market comparison factors.

•	The equity vehicles and equity award values to be granted for each executive officer and our CEO on the first trading day of March in the current fiscal year.

•	The actual number of each type of equity (stock options and/or performance-vesting restricted stock units) to be awarded is determined by procedures and calculations previously adopted by the Human Resources Committee.

Generally, at the last Human Resources Committee meeting of each fiscal year, the following actions are approved or reviewed:

•	Base pay levels for the executive officers and our CEO to be effective the first full pay period of the next fiscal year.

•	The general design and metrics for the annual Executive Incentive Award Program (annual bonus) for the next fiscal year and the target incentive award value for each executive officer as a percentage of their base salary paid during the fiscal year. Actual threshold, target, and maximum performance goals are determined by the Human Resources Committee early in the new fiscal year following approval of the Company’s annual operating plan by our Board of Directors.

•	Compensation Committee Interlocks and Insider Participation. None of the members of the Human Resources Committee had any “interlock” relationship to report during our fiscal year ended January 2, 2010.

Executive and Finance Committee. In 2009, the Board, on the recommendation of the Governance Committee, disbanded the Executive and Finance Committee, and reallocated its former duties among the new Executive Committee, the Audit Committee and the full Board.

Corporate Governance

Code of Conduct. Our code of conduct applies to all members of the Board of Directors, all executives of the Company and all other Ingram Micro associates and codifies our commitment to the highest standards of corporate governance. If we make any amendment to the code of conduct or grant any waiver, including any implicit waiver, from a provision of the code of conduct to our Chief Executive Officer, Chief Financial Officer or Controller, we will disclose the nature of the amendment or waiver at www.ingrammicro.com or on a current report on Form 8-K.

Corporate Governance Guidelines. Effective corporate governance that ensures management follows the highest ethical standards is not a new concept to the Company. It is an important principle that is embraced at all levels of the Company, beginning with how our Board operates and in our Corporate Governance Guidelines (the “Guidelines”). Members of our Board of Directors are kept informed about our business through discussions with the Chief Executive Officer, President and Chief Operating Officer, Chief Financial Officer and other key members of management, by reviewing materials provided to them, and by participating in meetings of the Board of Directors and its committees. Our Board members provide feedback to management on a regular basis and meet in executive session, without any members of management, at each regular meeting.

The Guidelines address important corporate governance policies and procedures, including those relating to (1) composition of the Board and membership criteria; (2) director qualifications (such as independence, simultaneous service on other Boards and conflicts of interests); (3) Board member responsibilities (including attendance at annual shareholder meetings); (4) establishment of Board agenda; (5) establishment of a lead director position; (6) regularly scheduled meetings of non-management Board members; (7) Board size; (8) Board committees; (9) Board member access to management and independent advisors; (10) director compensation; (11) director orientation and continuing education; (12) management evaluation and management succession; and (13) annual performance evaluation of the effectiveness of the Board and its committees.

Our Board expects to consider further amendments to the Guidelines from time to time as rules and standards are revised and/or finalized by various regulatory agencies, including the SEC and the NYSE, and to address any changes in our operations, organization or environment.

Board Leadership Structure. The positions of Chairman of the Board and Chief Executive Officer of the Company have been separated since June 2005. We believe this leadership structure is appropriate at this time because it allows the Company to fully benefit from the leadership ability, industry experience and history with the Company that each of these individuals possess. The Guidelines further provide that non-management directors shall choose a Lead Director when the Chairman of the Board is not independent of management and that the Chairman of the Board shall perform the duties of the Lead Director when the Chairman is independent of management. As non-executive Chairman of the Board, Dr. Laurance is our Lead Director and as such, presided at executive sessions of the Company’s non-management directors since his election as Chairman on June 6, 2007.

Board’s Role in Risk Oversight. Management, which is responsible for day-to-day risk management, continually monitors the material enterprise risks facing the Company, including strategic risks, operational risks, financial risks and legal and compliance risks. Management has, since 2007, conducted an annual risk assessment of our business through an Enterprise Risk Management (ERM) process to assist the Board in conducting its oversight of the Company’s risks. The ERM risk assessment process is global in nature and has been developed to identify and assess the Company’s risks, including inherent risks of our business, as well as to identify steps to mitigate and manage risks.

The Board of Directors is responsible for exercising oversight of management’s identification and management of, and planning for, those risks. The Board has delegated to certain Committees oversight responsibility for those risks that are directly related to their area of focus (see descriptions of our Audit Committee, Human Resources Committee and Governance Committee’s areas of responsibilities discussed under “Audit Committee”, “Human Resources Committee” and “Governance Committee” above). The Board and its Committees exercise their risk oversight function by carefully evaluating the reports they receive from management and by making inquiries of management with respect to areas of particular interest to the Board. Board oversight of risk is enhanced by the fact that our Chairman of the Board attends virtually all Committee meetings and that Committee reports are provided to the full Board following each regular quarterly Committee meeting. In addition the full Board receives periodic updates and in-depth information specifically related to the Company’s enterprise risk management.

Information on Compensation Risk Assessment. At the request of the Human Resources Committee of the Board of Directors, management conducted an extensive audit and review of the Company’s incentive compensation programs at all levels within the organization. The results of this study were reviewed by the Human Resources Committee and the Human Resources Committee’s independent advisor, Frederic W. Cook & Co., Inc. Based on the findings of this study, the Human Resources Committee believes that risks arising from the Company’s compensation policies and programs are not reasonably likely to have a material adverse effect on the Company.

Independence Determination for Directors

The Board of Directors adopted director independence standards as part of the Guidelines. These Guidelines include the independence requirements of the NYSE Listing Standards. Pursuant to the Guidelines, the Board undertook its annual review of director independence in March 2010. During this review, the Board considered any transactions and relationships between each director or any member of his or her immediate family and the Company and its subsidiaries and affiliates, including holdings of stock of the Company by John and Orrin Ingram and certain arm’s-length commercial relationships between Ingram Micro and Wells Fargo (where Mr. Atkins serves as Chief Financial Officer), which are immaterial in amount and nature to both Wells Fargo and Ingram Micro and did not create conflicts of interests under Ingram Micro’s Code of Conduct, relating to (i) a sublease between Ingram Micro Canada and a Wells Fargo subsidiary in Canada, (ii) ordinary course lease financing provided by a Wells Fargo finance subsidiary to certain of Ingram Micro’s end-user customers pursuant to which Ingram Micro U.S. has received immaterial customary referral fees, (iii) customary factoring fees paid to a Wells Fargo subsidiary in 2007 and 2008, (iv) immaterial bank fees to Wachovia Bank, a subsidiary of Wells Fargo for certain bank accounts for a North American business division, and (iv) immaterial payments to Wells Fargo for cash management services and trust and custodial services. The Board also considered Ms. Heisz’s position as a managing director at Lazard Freres & Co. and the ownership of Ingram Micro common stock by Lazard Asset Management LLC, together with Ms. Heisz’s representation that she had no investment authority, or decision-making responsibility, with respect to Lazard Asset Management LLC’s position in Ingram Micro common stock.

The purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that the director is independent.

As a result of this review, the Board determined that all of the directors nominated for election at the annual meeting, as well as all other directors serving on the Board are independent of the Company and its management under the standards set forth in the Guidelines, as well as under Audit Committee independence requirements of the SEC and the NYSE, with the exception of Gregory Spierkel. Mr. Spierkel is considered an inside director because of his current employment as a senior executive of the Company. All of the members of the Human Resources, Audit and Governance Committees are independent.

Audit Committee Financial Qualifications

Our Board of Directors has determined that each member of the Audit Committee: (1) meets the independence criteria prescribed by applicable law and rules of the SEC for Audit Committee membership and (2) is an “independent director” within the meaning of NYSE listing standards and the standards established by the Company. Each member of the Audit Committee also meets the NYSE’s financial literacy requirements. No member of our Audit Committee serves on more than three audit committees of public corporations.

In addition, the Board of Directors has designated each of Michael Smith, Leslie Heisz and Howard Atkins as an “audit committee financial expert” as such term is defined in Item 407(d)(5)(ii) of Regulation S-K promulgated by the SEC. The Board has also determined that they meet the NYSE’s accounting or related financial management expertise requirements through experience gained, for Mr. Smith, in previous positions as former Chairman of the Board and Chief Executive Officer of Hughes Electronics Corporation, Vice Chairman of Hughes Electronics and Chairman of Hughes Aircraft Company, as Senior Vice President and Chief Financial Officer of Hughes Electronics, and in nearly 20 years with General Motors Corporation in a variety of financial management positions; for Ms. Heisz, as an experienced investment banking and finance executive, and currently as a managing director of the Los Angeles office of Lazard Freres & Co., where she provides strategic financial advisory services for clients in a variety of industries, as managing director of the Los Angeles office of Dresdner Kleinwort Wasserstein (and its predecessor Wasserstein Perella & Co.) for six years, specializing in mergers and acquisitions as well as leveraged finance, as a vice president at Salomon Brothers, and as a senior consultant at Price Waterhouse; and for Mr. Atkins, as a seasoned finance and accounting executive, including in his current role as Senior Executive Vice President and Chief Financial Officer of Wells Fargo & Company in San Francisco, California, in his prior roles as Executive Vice President and Chief Financial Officer of New York Life Insurance Company in New York and as Executive Vice President and Chief Financial Officer of New Jersey-based Midlantic Corporation.

Director Nominations

General Criteria and Process. In identifying and evaluating director candidates, the Governance Committee does not set specific criteria for directors. As expressed in the Governance Committee charter, in nominating candidates, the Governance Committee shall comply with the requirements of the Company’s Bylaws and take into consideration such other factors as it deems appropriate. These factors may include judgment, skill, diversity, experience with businesses and other organizations of comparable size, the interplay of the candidate’s experience with the experience of other Board members, and the extent to which the candidate would be a desirable addition to the Board and any committees of the Board. The Governance Committee may use and pay for assistance from consultants, including obtaining background checks, and advice from outside counsel, to assist its review and evaluation.

In evaluating candidates, the Governance Committee considers a wide variety of qualifications, attributes and other factors and recognizes that a diversity of viewpoints and practical experiences can enhance the effectiveness of the Board. Accordingly, as part of its evaluation of each candidate, the Governance Committee takes into account how that candidate’s background, experience, qualifications, attributes and skills may complement, supplement or duplicate those of other prospective candidates.

Shareholder Nominations. Shareholders who wish to recommend nominees for consideration by the Governance Committee may submit their nominations in writing to our Corporate Secretary at the address set forth below under “Annual Report.” The Governance Committee may consider such shareholder recommendations when it evaluates and recommends nominees to the Board of Directors for submission to the shareholders at each annual meeting. In addition, shareholders may nominate directors for election by complying with the eligibility, advance notice and other provisions of the policy. Under the policy, the shareholder must provide timely notice of the nomination to us to be considered by the Governance Committee in connection with the Company’s next annual meeting of shareholders. To be timely, the Corporate Secretary must receive the shareholder’s nomination and the information required in the policy on or before December 30th of the year immediately preceding such annual meeting. A copy of the policy is available on the Investor Relations section of the Company’s website, www.ingrammicro.com.

Contacting the Board and Further Information on Corporate Governance

Any interested person who desires to communicate with the Company’s non-management directors may so do as follows:

•	confidentially or anonymously through the Company’s Hotline, 1 (877) INGRAM2, or 1 (877) 464-7262; or

•	by writing to the Board of Directors. The Corporate Secretary will promptly forward such interested person communications so received to the Company’s Board of Directors, to the individual director or directors to whom the communication was addressed or other appropriate departments or outside advisors, depending on the nature of the concern. Interested persons who wish to communicate directly with the Board of Directors may do so by writing to our Corporate Secretary, Worldwide Legal Department, Ingram Micro Inc., 1600 East Saint Andrew Place, Santa Ana, California 92705.

Our code of conduct, the Guidelines, and shareholder nominations policy and committee charters are accessible by following the links to “Corporate Governance” on the Company’s website at www.ingrammicro.com. Furthermore, upon request to our Corporate Secretary at the address set forth below under “Annual Report,” we will provide copies of our code of conduct, the Guidelines, shareholder nominations policy and committee charters without charge.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the amount of common stock beneficially owned (unless otherwise indicated) by our directors, our named executive officers as set forth in the Summary Compensation Table found on page 37 of this proxy statement, our directors and executive officers as a group, and beneficial owners of more than 5% of our common stock. Except as otherwise indicated, all information is as of March 9, 2010. At March 9, 2010, there were 165,183,439 shares of common stock outstanding (excluding treasury shares).

	Common Stock
Name	Shares Beneficially Owned		% of Class(1)

Directors:
Dale R. Laurance	205,393	(2)(6)	*
Howard I. Atkins	42,428	(6)	*
Leslie S. Heisz	30,311	(6)	*
John R. Ingram(3)(4)	4,565,910	(2)(5)	2.8
Orrin H. Ingram II(3)(4)	4,615,835	(2)(5)	2.8
Linda Fayne Levinson	60,805	(2)(6)	*
Gerhard Schulmeyer	84,591	(2)(6)	*
Michael T. Smith	117,781	(2)(6)	*
Joe B. Wyatt	198,679	(2)	*
Named Executive Officers:
Gregory M.E. Spierkel	1,476,055	(2)(6)	*
William D. Humes	418,624	(2)(6)	*
Alain Monié	518,596	(2)(6)	*
Shailendra Gupta	123,799	(2)(6)	*
Alain Maquet	193,060	(2)(6)	*
Executive Officers and Directors, as a group (20 persons)	9,591,034	(2)(5)(6)	5.7
Other 5% Shareholders:
BlackRock, Inc.(7)	11,772,469		7.1
Artisan Partners Holdings LP(8)	11,617,296		7.0
FMR LLC(9)	9,722,546		5.9

*	Represents less than 1% of our outstanding common stock.

(1)	Treasury shares are not included when calculating percent of class of Common Stock.

(2)	The following table shows the number of shares of our common stock beneficially owned by our directors, our named executive officers and our directors and executive officers as a group in respect of: (i) vested options and restricted stock units, (ii) options that vest within 60 days of March 9, 2010, (iii) shares of common stock held by Fidelity Investments as administrator of the Ingram Micro 401(k) Plan, based on information received from such administrator as of December 31, 2009 and (iv) shares of common stock Held by New York Life Retirement Plan Services as Record Keeper and Custodian of the Ingram 401(k) Plan administered by The Ingram 401(k) Committee, based on information received from such administrator as of December 31, 2009.

				Shares Held by New York
		Options		Life Retirement Plan
		Scheduled	Shares Held	Services as Record Keeper
		to Vest	by Fidelity	and Custodian of the
	Vested	within	Investments as	Ingram 401(k) Plan
	Options and	60 days of	administrator of the	administered by The
	Restricted Stock	March 9,	Ingram Micro	Ingram 401(k) Committee
Name	Units	2010	401(k) Plan	for Ingram Industries Inc.

Dale R. Laurance	82,751	—	—	—
Howard I. Atkins	—	—	—	—
Leslie S. Heisz	—	—	—	—
John R. Ingram	67,474		—	8,269
Orrin H. Ingram II	131,874	3,555	—	17,076
Linda Fayne Levinson	31,676	—	—
Gerhard Schulmeyer	29,270	—	—	—
Michael T. Smith	69,045	2,262	—	—
Joe B. Wyatt	135,582	3,717	—	—
Gregory M.E. Spierkel	1,458,924	—	—	—
William D. Humes	418,624	—	—	—
Alain Monié	518,596	—	—	—
Shailendra Gupta	123,799	—	—	—
Alain Maquet	186,656	—	—	—
Executive Officers and Directors as a group (20 persons)	4,258,163	9,534	2,691	25,345

(3)	Orrin H. Ingram II and John R. Ingram are trustees of the E. Bronson Ingram QTIP Marital Trust (the “QTIP Trust”), and accordingly each can be deemed to be the beneficial owner of shares held by the QTIP Trust.

(4)	The address for each of the indicated parties is c/o Ingram Industries Inc., One Belle Meade Place, 4400 Harding Road, Nashville, Tennessee 37205.

(5)	Includes 4,134,693, 4,134,693 and 4,134,693 shares, for Orrin H. Ingram II, John R. Ingram, and all executive officers and Directors as a group, respectively, which shares are held by various trusts or foundations of which these individuals are trustees or where such individuals could each be deemed to be the beneficial owner of the shares.

(6)	Includes shares of common stock to be issued upon settlement of restricted stock units.

(7)	This information was obtained from the Schedule 13G filed with the SEC on January 29, 2010 by BlackRock, Inc. (“BlackRock”), 40 East 52nd Street, New York, New York 10022, representing shares held as of December 31, 2009. BlackRock reports shared voting power with respect to 11,772,469 shares.

(8)	This information was obtained from the Schedule 13G filed with the SEC on February 11, 2010 by Artisan Partners Holdings LP (“Artisan”), 875 East Wisconsin Avenue, Suite 800, Milwaukee, Wisconsin 53202, representing shares held as of December 31, 2009. Artisan reports shared voting power with respect to 11,391,696 shares and shared dispositive power with respect to 11,617,296 shares.

(9)	This information was obtained from the Schedule 13G filed with the SEC on February 16, 2010 by FMR LLC (“FMR”), 82 Devonshire Street, Boston, Massachusetts, 02109, representing shares held as of December 31,

2009. FMR reports sole voting power with respect to 622,856 shares and sole dispositive power with respect to 9,722,546 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Based upon a review of filings with the SEC and/or written representations that no other reports were required, we believe that all of our directors and executive officers complied during fiscal year 2009 with the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934.

Transactions with Related Persons

The Board adopted the Company’s Related Person Transaction Policy in November 2007, which policy is in writing, to assist the Board in reviewing and taking appropriate action concerning related person transactions and assist the Company in preparing the disclosure that the Securities and Exchange Commission rules require to be included in the Company’s applicable filings as required by the Securities Act of 1933 and the Securities Exchange Act of 1934 and their related rules. This Policy is intended to supplement, and not to supersede, the Company’s other policies that may be applicable to or involve transactions with related persons, such as our policies for determining director independence and the Company’s Code of Conduct and Conflicts of Interests policies. The Policy covers any financial transaction, arrangement or relationship or any series of similar transactions, arrangements or relationships (including indebtedness and guarantees of indebtedness and transactions involving employment and similar relationships) involving the Company and any director, nominee or executive officer, or any immediate family member thereof, or any 5% or greater beneficial owner of the Company’s voting securities, in each case, having a direct or indirect material interest in such transaction. Any such transaction must be approved or ratified by the Board or a designated committee thereof consisting solely of independent directors, which unless the Board designates otherwise, shall be the Governance Committee of the Board or the Chair of the Governance Committee in between regular meetings of the Committee. No material related person transactions were identified during fiscal year 2009.

REPORT OF THE HUMAN RESOURCES COMMITTEE

The following Report of the Human Resources Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Ingram Micro filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent we specifically incorporate this Report by reference therein.

The Human Resources Committee of the Board of Directors has furnished the following report.

The Human Resources Committee has reviewed and discussed the “Compensation Discussion and Analysis” section of the proxy statement with management of Ingram Micro, and based on this review and discussion, recommended to the Board of Directors of Ingram Micro that such “Compensation Discussion and Analysis” be included in Ingram Micro’s proxy statement for the 2010 annual meeting of shareholders for filing with the SEC.

Members of the Human Resources Committee of
the Board of Directors of Ingram Micro Inc.

Linda Fayne Levinson (Chair)
Howard I. Atkins
Orrin H. Ingram
Gerhard Schulmeyer

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

In this section we provide an explanation and analysis of the material elements of the compensation provided to our Chief Executive Officer (“CEO”), our Chief Financial Officer and our three other most highly compensated officers (collectively, the Named Executive Officers, or “NEOs”) as determined under the rules of the SEC and set forth in the Summary Compensation Table. The NEOs in 2009 are as follows:

2009 NEOs	Position as of the end of fiscal year 2009
Gregory M.E. Spierkel	Chief Executive Officer
William D. Humes	Senior Executive Vice President and Chief Financial Officer
Alain Monié	President and Chief Operating Officer
Shailendra Gupta	Senior Executive Vice President and President Ingram Micro Asia Pacific
Alain Maquet	Senior Executive Vice President and President Ingram Micro Europe, Middle East, and Africa (“EMEA”)

The economic downturn in late 2008 and 2009 influenced decisions the Human Resources Committee of the Board of Directors (the “Committee”) made with regard to the pay of the NEOs during 2009. Although worldwide sales in 2009 decreased 14% from fiscal year 2008, the Company reported worldwide operating income in 2009 of $295.9 million which was up from the operating loss of $332.2 million reported for 2008.

•	Base Pay. In November 2008 the Committee decided that there would be no increase in base salary to any NEO during the annual review in January 2009 except for Mr. Gupta who received an increase to partially mitigate the elimination of his housing and goods and services allowances. This was consistent with the Company’s decision not to increase base salaries for any of its executives except where mandated by local labor law. The Committee met in November 2009 and again approved no increase in base salary to any Section 16 reporting officer during the annual review in January 2010. This was also consistent with the Company’s decision not to increase base salaries for any of its executives except where mandated by local labor law.

•	Annual Executive Incentive Award Program (“EIAP”). In order to address the difficulty in setting realistic, yet challenging financial targets for the full year during this period of economic uncertainty, the Committee approved a modification to the EIAP by establishing two six-month performance measurement periods (Q1-Q2 and Q3-Q4) instead of a single twelve-month measurement period for the full fiscal year. In February 2009, the Committee approved increasing Mr. Spierkel’s 2009 target to 150% of his base salary to more closely reflect peer opportunities for total compensation. Mr. Spierkel’s total compensation lags behind the comparable position with the peer group and the Committee wanted to reward him if the Company meets it performance targets. There were no changes to any other NEOs target incentive program except upon the promotion of Mr. Maquet in July 2009.

•	Equity-Based Long-Term Incentive Award Programs. The Committee decided to delay the normal annual grants from January to March 2009 to review a redesign of the equity program considering the economic environment. As a result of this review and the volatility of the company’s stock price in late 2008 and early 2009, the Committee decided the executive officers would receive performance vesting restricted stock units (“RSUs”) during 2009 and would base the performance measurement period solely on 2009 financial results. For the equity grants, the dollar value for the NEOs, including our CEO, was reduced from a range of 160% to 400%, to a range of 144% to 360% of their respective salary range midpoints to better align the award value with those of their peers in our comparator group of companies and to keep stock dilution to a competitive level.

The Company operates in the extremely competitive, rapidly changing, and low-margin high-technology distribution and service industry. The broad objectives of the executive compensation program established by the Company and approved by the Committee are:

Compensation
Element	Objectives	Key Features
Base Salary	Links performance and pay by providing competitive levels of base salary for each executive officer based on his role and responsibilities within the Company. Used to attract and retain executive talent in a very competitive marketplace.

Foundation of total pay given that incentives are a function of base salary.
Reflects:
•  Peer median for positions with similar responsibilities and business size.
•  An executive’s responsibilities and performance, as demonstrated over time.

Salaries are reviewed annually to ensure they are externally competitive, reflect individual performance and are internally equitable relative to other Ingram Micro executives.

Annual Executive Incentive Award Program	Identifies what is expected for the year from the standpoint of corporate, regional, and country results.

Provides incentives to focus executives on the actions necessary to attain the Company’s annual business plan.

Links reward to accomplishment as executives are measured and rewarded on accomplishments within their control and responsibility and encourages and rewards both profitable growth and operating efficiency.	Committee establishes incentive targets as a percentage of each NEO’s base salary that approximate the median market practice of comparable positions at comparator peer group companies.

Payouts depend on meeting performance targets such as pre-tax profit, working capital days and operating expense ratios over the course of a 6-month or one-year performance period. The weighting of performance targets varies for corporate versus regional NEOs.

Equity-Based Long-Term Incentive Award Program	An important component of our total compensation program. Aligns the goals of our executives with those of our shareholders, increases shareholder value, and retains executive officers.

Increase linkage to shareholders by rewarding stock price appreciation and tying wealth accumulation to performance.

Retention is enhanced through the overlapping of multi-year performance periods.	Committee establishes equity-based award values to be granted to each NEO which is established as a percentage of each officer’s salary range mid-point that reflects competitive, market-median, long-term incentive award values.

Payouts depend on meeting performance targets such as pre-tax profit and economic profit results over the performance measurement period.

Benefits and Perquisites	Provide conservative levels of nonperformance-based compensation.

Overall Design and Rewards of the Executive Compensation Program

Design Principles: Ingram Micro believes a substantial portion of senior management compensation should be at risk and subject to the financial performance of the Company. The only guaranteed forms of NEO compensation are base salaries, benefit programs and perquisites that are generally available to all management associates. The remainder of compensation must be earned through the attainment of predetermined financial performance objectives or share price appreciation. Compensation programs are designed within a framework based on the achievement of pre-established financial targets and alignment of the financial interests of our executive officers (which includes our NEOs) with those of our shareholders by providing appropriate near- and long-term financial incentives that reward executives for achieving objectives that enhance shareholder value. Our key design principles include:

1.	Target executive compensation at the market median (50th percentile) for each element of pay and in total, to be competitive with other employment opportunities.

•	A competitive compensation program is critical in attracting and retaining talent Ingram Micro needs to achieve its established objectives.

•	The Company benchmarks executive officer compensation annually against survey data from Mercer and Hewitt Associates LLC (“Hewitt”) covering general industry companies as well as a comparator peer group of 38 publicly traded companies in four related industries (Technology Distributors, Electronic Equipment Manufacturers, Logistics and Health Care Distributors and Retailers) to assess the competitiveness of total compensation and pay mix. This comparator peer group is a closer match to the market capitalization of the Company than the general industry data.

The peer group consists of:
Technology	Electronic Equipment	Logistics and Healthcare
Distributors	Manufacturers	Distributors*	Retailers*
• Tech Data • Avnet • Arrow Electronics • SYNNEX • Anixter Int’l • Brightpoint • Insight Enterprises • ScanSource	• Flextronics Int’l • Jabil Circuit • Celestica • Agilent Technologies • Molex • Vishay Intertech • Mettler-Toledo • Itron • AVX	• McKesson • AmerisourceBergen • C.H. Robinson • Owens & Minor • Henry Schein • UTI Worldwide • Patterson Companies • Pacer Int’l • PSS World Medical	• AutoNation • Office Depot • Ashland • Oshkosh • Family Dollar Stores • Timken • Lexmark • PetSmart • AECOM Tech • Dick’s Sporting Goods • William-Sonoma • O’Reilly Automotive

*	Atlas Air Worldwide and Nalco Holding Co were erroneously reported in last year’s peer group list, however data from these two companies was not included in the peer group analysis.

•	This comparator peer group is summarized by the following measures:

2009 Comparator Peer Group Data as of December 31, 2008
($ in millions)
	Revenue*	Market Cap	Employees

75th percentile	$8,544	$2,500	32,715

Median	5,557	1,663	14,000

25th percentile	3,614	846	8,386

Ingram Micro	34,362	2,207	15,000

*	Twelve month revenue as of December 31, 2008

■	Size: Companies with market capitalization that generally range from less than one-half to three times Ingram Micro’s market capitalization.

■	Business Focus: Publicly traded companies with representation weighted towards distribution, and other industries, because the competition for talent is broader than just distribution companies.

■	Consistency: The peer group should be relatively stable and preferably be multi-national companies.

•	Ingram Micro management engages an executive compensation consulting firm to conduct a total compensation study of executive officers. In 2008, for 2009 compensation decisions, management engaged Hewitt to collect and report the general industry survey data which was then reviewed by Frederic W. Cook & Co., Inc. (“Cook”), the Committee’s outside advisor. Due to the unique revenue characteristics of a distribution business (e.g. high revenues at low margins) revenue is not directly comparable to general industry benchmarks, as a result general industry market data was used for companies with significantly lower revenues than Ingram Micro. Cook provided the Committee with its own analysis and conclusions to be drawn from the data and advised the Committee on setting appropriate compensation levels for Ingram Micro’s executive officers, including our CEO.

•	Cook’s compensation report examined the competitiveness of Ingram Micro’s executive compensation programs in total and by each element of compensation (base pay, annual incentives, and long-term incentives). In doing so, the value of each of Ingram Micro’s executive compensation elements was compared to median information available from the defined comparator group. Benefits and perquisites were not included in the 2008 report as they represent a small portion of our executive officer’s total remuneration.

2.	Internal equity is important.

•	Ingram Micro establishes a series of salary grades and ranges, with a salary range “midpoint” that is designed to reflect market median levels. Salary grades for our executive officer positions are aligned with salary ranges of market median officer positions that most closely approximate their job responsibilities at Ingram Micro.

•	Balancing competitiveness with internal equity helps support management development and movement of talent throughout Ingram Micro worldwide. Differences in actual compensation between employees in similar positions will reflect individual performance, future potential and business results. This effort also helps Ingram Micro promote talented managers to positions with increased responsibilities and provides meaningful developmental opportunities.

3.	At executive management levels, compensation increasingly focuses on longer-term shareholder value creation.

•	Ingram Micro’s NEOs are responsible for setting and achieving long-term strategic goals. In support of this responsibility, compensation is weighted towards rewarding long-term value creation for shareholders.

•	For NEOs with corporate-wide responsibilities, incentive metrics are based on Ingram Micro’s overall results.

•	For NEOs within a region, annual incentive metrics are based on a blend of regional and overall corporate results with long-term incentives based on Ingram Micro’s overall results.

What is Rewarded: Executive compensation is designed to reward achievement of targeted financial results and individual performance. Our performance metrics are generally based on our GAAP results, excluding restructuring charges and other expenses directly related to our cost-reduction programs, noncash charges for the impairment of goodwill, and the impacts of any unplanned acquisitions. These metrics are regularly used by our management internally to understand, manage and evaluate our business and make operating decisions. The following table defines each financial metric used as executive incentive measures, why the metric was selected and the pay programs which use that metric.

Metric	Definition	Why Selected	Pay Programs
Economic Profit (“EP”)	A metric that blends both balance sheet and profitability drivers. EP is defined as net operating profit after tax minus the product of invested capital times an estimated weighted average cost of capital.	Ingram Micro believes that over time, generation of consistently positive EP closely correlates with stock price performance. The use of EP as an incentive plan metric is consistent with Ingram Micro’s strategy to deploy capital in a manner that increases returns on investments. EP recognizes that sustained profits in excess of the cost of capital support Ingram Micro’s obligation to create value for shareholders over the long term.	Equity-Based Long-Term Incentive Award Program

Earnings Per Share (“EPS”)	EPS is defined as net income divided by weighted average number of diluted shares outstanding.	EPS is widely tracked and reported by analysts and used as a measure to evaluate Ingram Micro’s performance. EPS is used in recognition of both the effect it can have on Ingram Micro’s stock price and the prevalence of its use by other companies.	Equity-Based Long-Term Incentive Award Program

Operating Expense as a Percentage of Gross Profit (“OpEx Ratio”)	OpEx Ratio is a measurement of operating cost relative to the amount of gross profit generated in each operating unit.	This metric was added as an important performance measure in 2009 to focus management on operating cost productivity. If overall demand or margin realization levels were lower than plan, management would be challenged to find additional cost reductions to partially mitigate these impacts.	Annual Executive Incentive Award Program

Pre-tax profit (“PT”)	PT is based upon results reported under generally accepted accounting principles. Exclusions of any items from the calculation of PT must be approved by the Committee.	PT is considered an important performance measurement to ensure focus on profitability.	Annual Executive Incentive Award Program

Return On Invested Capital (“ROIC”)	ROIC is defined as operating income, net of income taxes calculated based on Ingram Micro’s applicable effective tax rate for the fiscal year, divided by the average invested capital for the fiscal year. Average invested capital is equity plus debt less cash and cash equivalents.	ROIC provides focus on improving shareholder value.	Equity-Based Long-Term Incentive Award Program

Working Capital Days (“WCD”)	WCD is defined as Days Sales Outstanding plus Days Inventory Outstanding minus Days Payable Outstanding at the end of a month (13 month average).	Because of the extensive investment in working capital inherent in this business, Ingram Micro believes that this focus encourages efficient use of capital, thus improving shareholder value.	Annual Executive Incentive Award Program

Metric	Definition	Why Selected	Pay Programs
Individual performance is assessed via the Performance Management Process (“PMP”)	PMP is designed to establish specific objectives for associates related to overall Ingram Micro goals and help them understand their role in meeting these objectives. Objectives are established for specific initiatives, major responsibilities key to their position, critical competencies, and individual developmental requirements.	PMP is an effective tool in assessing performance against individual goals. Once Ingram Micro objectives are established, salaried associates (including NEOs) set individual objectives aligned with the Company’s strategic direction. At year end, salaried associate performance is assessed against established goals and executive competencies and behaviors.	Base salary increases

Elements of Compensation

The elements of executive officer compensation are annual base salary, annual bonus, long-term equity-based incentives, benefits, and perquisites. The mix and proportion of these elements to total compensation is benchmarked annually against the peer group of companies for each NEO. The Committee, at its sole discretion, may make changes to the mix or relative weighting of each compensation element based on benchmarking results or recommendations received from its independent outside advisor. The Committee reviews the total compensation package of each NEO and takes into consideration the impact a change in one element may have on other elements and total compensation. A summary of each element of compensation and how the amount and formula are determined is presented below.

How Designed and Determined

Base Salary: Each NEO is eligible for a salary review annually. The Committee reviews and takes into consideration recommendations for changes to base salaries of NEOs and other Section 16 reporting officers from our CEO and Cook. Our CEO’s recommendations are based on a number of considerations, including the executive’s scope of responsibilities within the organization, his personal assessment of the executive’s performance and overall contribution to the achievement of Ingram Micro’s short-term and long-term objectives, the executive’s performance in relation to individual performance objectives established during the PMP, the executive’s pay history, the executive’s current salary versus the competitive median levels reported by the peer group of companies and market surveys, and internal equity considerations. However, there is no set formula or weighting assigned to these factors. Our CEO discusses his recommendations with the Committee in executive session and the Committee makes a final determination of base pay for each NEO upon completion of these discussions.

Our CEO’s salary is determined by the Committee based on its review of his overall performance, data on competitive compensation levels for CEOs in the comparator group of companies, proxy information for direct competitors, as well as Ingram Micro’s overall Company performance. These considerations are discussed among the Committee members and Cook, in executive session of the Committee. No members of management are present during these deliberations.

The Committee met in November 2008 and in consideration of the overall state of the economy, approved no increase in base salary for 2009 for any executive officer except Mr. Gupta who received an increase January 1, 2009 to partially mitigate the elimination of his housing and goods and services allowances as discussed further in “Relocation Assistance Arrangements”. This decision to freeze base salaries of the NEOs was consistent with the Company’s decision not to increase base salaries in 2009 for any executives except where mandated by local labor laws.

The Committee met in November 2009 and determined that increases to executive officer pay in the beginning of 2010 would be premature given the economic environment. As a result, as of this printing, there have been no increases in base salaries for any executive officer in 2010. This was consistent with the Company’s decision not to increase base salaries in 2010 for any executives except where mandated by local labor law.

Annual Executive Incentive Award Program: Each NEO has an incentive target established by the Committee as a percentage of base salary. The percentage approximates the median market practice of comparable positions based on the data from our comparator peer group (see “Design Principles”).

Target Annual Incentive as % of Annual Base Salary
as of the end of each fiscal year
	2008	2009
Mr. Spierkel	125%	150%
Mr. Humes	70%	70%
Mr. Monié	90%	90%
Mr. Gupta	70%	70%
Mr. Maquet	55%	70%

Mr. Spierkel’s 2009 target percentage was increased from 125% to 150% to more closely align his total compensation opportunity with the peer group. Mr. Maquet’s target percentage was 55% at the beginning of the year and was increased to 70% when he was promoted from Executive Vice President and President of Latin America to Senior Executive Vice President and President, EMEA in July 2009.

Incentive performance targets are set within the first 90 days of the fiscal year and approved by the Committee. Payments under annual bonus programs are intended to qualify for tax deductibility under Section 162(m) of the Internal Revenue Code as performance-based compensation.

In 2009, the EIAP was modified to address the challenging economic environment and uncertainty the Company expected to face during the year. As explained in the “What is Rewarded” table, in addition to PT and WCD, the Company added OpEx Ratio as a new metric for the NEO’s and all other participants of this program in 2009. Additionally, due to the difficulty in setting realistic, yet challenging targets for the full year, the Company introduced two six-month performance measurement periods for the 2009 program year (Q1-Q2 and Q3-Q4). While both performance measurement periods utilized the same financial metrics, the Committee set the financial metrics weightings and applicable performance targets during the first 45 days of each performance measurement period.

Weighting of Annual Incentive
			Weighted Average
			Bonus Payouts of
	Weighted Average		Individual Country
	Bonus Payouts of	Overall	or Business Units
	Individual Country	Company	in Respective	Overall Region
	or Business Units	Results	Region	Results

Mr. Spierkel	80%	20%
Mr. Humes	80%	20%
Mr. Monié	80%	20%
Mr. Gupta		20%	60%	20%
Mr. Maquet		20%	60%	20%

Each of the four regions is made up of five to thirteen different countries and/or business units. The performance in each of these thirty-two countries/business units is compared against their individual bonus plan targets to determine that country/business unit’s bonus payout. The weighted average (based on each country/business units 2009 operating plan revenue) of these thirty-two bonus payouts is determined and utilized for 80% of the corporate NEOs bonus payment. The weighted average bonus results of the countries/ business units that make up each region are utilized for 60% of the respective Regional NEO’s bonus payment.

While each metric requires a minimum level of performance before any award is earned, each metric is independent and no one metric must be achieved before an award is earned under the other metrics. The maximum award earned for significant overachievement of performance against PT, WCD, and OpEx Ratio performance targets (generally 140% of operating plan PT, 90% or less of operating plan WCD, and 92% of operating plan OpEx Ratio) is two times (200%) the target incentive award for the first half of the year. The financial metrics were weighted 40% PT, 30% WCD and 30% OpEx Ratio for the first half of the year. The weighting was revised to 50% PT, 25% WCD and 25% OpEx Ratio for the second half of the year in order to increase focus on PT performance.

The maximum award for significant overachievement of performance was reduced to one and one half times (150%) the target incentive award for the second half of the year. The performance targets established for the second half of the year were realistic but below the actual performance results of 2008 and the Committee lowered the maximum payout achievable accordingly.

Corporate NEOs. Under the terms of the 2009 EIAP, the Corporate NEOs earned award payments for each of the six month measurement periods, as listed below:

2009 EIAP (Corporate Results): First Half (Q1-Q2): Total Award Earned = (A + B + C + D) = 151.0% of Target Award Earned (see following tables)

	Minimum	Target (Plan)	Maximum	Actual*

A. Consolidated Worldwide PT Target and Q1-Q2 Results (000)	$60,123	$89,071	$124,699	$98,928
% of Incentive Award Earned	4.0%	8.0%	16.0%	10.2%
+ B. Average Monthly Worldwide WCD Target and Q1-Q2 Results	26.6 days	24.8 days	22.3 days	21.9 days
% of Incentive Award Earned	3.0%	6.0%	12.0%	12.0%
+ C. Worldwide OpEx Ratio Payout Target and Q1-Q2 Results	91.4%	85.8%	78.9%	85.1%
% of Incentive Award Earned	3.0%	6.0%	12.0%	6.6%

= A + B + C = Total Company Results (Target of 20%) =% of Incentive Award Earned for Q1-Q2 performance measurement period.				28.8%

*	Incentive awards for PT, WCD and OpEx Ratio achievement that fall between the minimum, target and maximums noted, are interpolated on a straight-line basis.

	2009 Plan	Weighted	Weighting on
+ D. Weighted Average Earned Award for Q1-Q2 of Each	Revenue	Achievement	Operating Unit	% of Incentive
Country/Operating Unit Worldwide	Weighting	Obtained	Component	Award Earned

North America	42.0%	64.2%
EMEA	32.6%	46.7%
Latin America	4.7%	7.1%
Asia Pacific	20.7%	34.8%

Total Region Weighted Average	100.0%	152.8%	x80%	= 122.2%
% of Target Award Earned Incentive Award for Q1-Q2 = (A+B+C+D)				151.0%

2009 EIAP (Corporate Results): Second Half (Q3-Q4): Total Award Earned = (A + B + C + D) = 132.6% of Target Award Earned (see following tables)

	Minimum	Target (Plan)	Maximum	Actual*

A. Consolidated Worldwide PT Target and Q3-Q4 Results (000)	$112,787	$167,091	$200,509	$208,184

% of Incentive Award Earned	5.0%	10.0%	15.0%	15.0%
+ B. Average Monthly Worldwide WCD Target and Q3-Q4 Results	27.3 days	24.5 days	22.9 days	21.4 days

% of Incentive Award Earned	2.5%	5.0%	7.5%	7.5%
+ C. Worldwide OpEx Ratio Payout Target and Q3-Q4 Results	83.6%	78.5%	75.3%	74.5%

% of Incentive Award Earned	2.5%	5.0%	7.5%	7.5%

= A + B + C = Total Company Results (Target of 20%) =% of Incentive Award Earned for Q3-Q4 performance measurement period.				30%

*	Incentive awards for PT, WCD and OpEx Ratio achievement that fall between the minimum, target and maximums noted, are interpolated on a straight-line basis.

	2009 Plan	Weighted	Weighting on
+ D. Weighted Average Earned Award for Q3-Q4 of	Revenue	Achievement	Operating Unit	% of Incentive
Each Country/Operating Unit Worldwide	Weighting	Obtained	Component	Award Earned

North America	41.3%	56.6%
EMEA	33.7%	38.7%
Latin America (“LA”)	4.6%	6.7%
Asia Pacific (“AP”)	20.4%	26.3%

Total Region Weighted Average	100.0%	128.3%	x80%	= 102.6%
% of Target Award Earned Incentive Award for Q1-Q2 = (A+B+C+D)				132.6%

Regional NEOs. Under the terms of the 2009 EIAP, Regional NEOs earned award payments for each of the six month measurement period as follows:

		Country
		Weighted	Region
		Avg Roll	Aggregate	Worldwide	Total % of Target
Q1-Q2 2009	Region	up (60%)	(20%)	(20%)	Achievement

Mr. Gupta	AP	100.6%	35.5%	28.8%	164.9%
Mr. Maquet	LA	90.9%	33.9%	28.8%	153.6%

		Country
		Weighted	Region
		Avg Roll	Aggregate	Worldwide	Total % of Target
Q3-Q4 2009	Region	up (60%)	(20%)	(20%)	Achievement

Mr. Gupta	AP	77.0%	28.9%	30.0%	135.9%
Mr. Maquet	EMEA	67.1%	23.9%	30.0%	121.0%

Equity-Based Long-Term Incentive Award Programs

Long-term incentives are granted under the Ingram Micro Inc. Amended and Restated 2003 Equity Incentive Plan (the “2003 Plan”) and the 2008 Ingram Micro Inc. Executive Incentive Plan (“EIP”), which were approved by shareholders. The EIP in conjunction with the 2003 Plan permits the granting of stock options, stock appreciation rights, RSUs, performance shares, and cash awards. Each RSU entitles an executive to one share of Company stock if and when the executive becomes vested in the RSU.

In 2008, the Company provided long-term incentives to the executive officers in the form of stock options and performance-vesting RSUs. During late 2008, due to the volatility in the economy/marketplace and the need to assess alternatives, the Committee decided to delay the annual grant until March 2009. The Committee reviewed (1) the data provided by Cook on the various forms of equity the peer group companies were providing to their executives, (2) the relative advantages and disadvantages of using stock options, (3) the fact that the Company does not provide any defined benefit pension benefits or other retirement benefits to executive officers other than the 401(k) Savings Plan or similar plans that are available to all Company employees, and (4) the fact that for most executive officers the long-term incentive awards serve as the primary source for accumulation of substantial resources to fund their retirement. Based on this review and taking into account the volatility of the company’s stock price in late 2008 and early 2009, the Committee decided the executive officers would only receive performance-vesting RSUs during 2009. At their meeting in February 2009, the Committee approved the equity-based award values to be granted to each executive officer. These values were established as a percentage of each officer’s salary range mid-point and reflected competitive, market-median, long-term incentive award values. The Committee’s determination of grant values with respect to NEOs other than the CEO was based on its evaluation of recommendations by the CEO (which the Committee, in its discretion, approved). With respect to the CEO the Committee, in its sole discretion, determined the long-term equity value. The 2009 grants to our CEO were in accordance with the Committee’s previously approved guideline target value for our CEO’s salary range based on our CEO’s performance and comparative peer group information. During this process the Committee consulted with its outside advisor, Cook.

•	For the March 2009 grants of performance-vesting RSUs, the target dollar value for the NEOs ranged from 144% to 360% of their respective salary range midpoints compared to the range of 160% to 400% in 2008.

2009 Annual Equity-Based Long Term Incentive Award Program Grant Values
	Total Target	Actual Value
	Equity Value	at Grant
Mr. Spierkel	$3,600,000	$2,967,760
Mr. Humes	972,000	801,300
Mr. Monié	1,920,600	1,583,294
Mr. Gupta	972,000	801,300
Mr. Maquet
• initial grant (full year)	567,072	467,492
• promotion grant	202,464	280,530

The actual value at grant varies from the total target grant value due to the change in the share price between the determination of the target value and the value on the date of grant.

As described above, with the exception of delaying the annual equity grant until the first trading day of March, the same process and procedure for granting equity awards to our executive officers was followed in 2009 as in 2008:

•	With the approval of the Committee, grants of equity may also be awarded to executive officers at other times during the year upon their initial employment with the Company or promotion to more responsible positions (higher salary grade) within the organization. In such cases, the effective date of the grant will be the first trading day of the month that follows the effective date of employment or promotion and the Committee’s approval. On July 1, 2009 Mr. Maquet received an additional equity grant under the French sub-Plan, which has a different vesting schedule, as a result of his promotion to Senior Executive Vice President and President of EMEA. Upon meeting the performance requirements, two-thirds of this award vests on March 2, 2011 and the remainder vests on March 2, 2012.

•	The methodology for determining the number of full-value awards (time and performance-vesting RSUs) is as follows: The Committee determines the annual target award value for each NEO as a percentage of their respective salary range mid-point. We then use the 20-day average closing price of the Company’s stock through the 15th day of the month prior to the date of grant to determine a “stock value”. This “stock value” is then divided into the target award value to determine the number of full-value shares to grant on grant date, for each salary range. A prorated number of units are granted the first trading day of the month following new hire or promotion dates that occur after the annual grant date.

In 2009, the executive officers’, including the NEOs, annual equity-based grant was made up of performance-vesting RSUs: 50% of which vested based on the achievement of fiscal year 2009 EP goals and 50% of which vested based on the achievement of fiscal year 2009 PT goals. This performance-vesting component allows the RSUs to qualify as performance-based compensation that is not subject to the deduction limits of section 162(m) of the Internal Revenue Code.

In the case of RSUs whose vesting was tied to EP, the EP result for 2009 determined that 111.4% of RSUs that were granted to participating executives, including the NEOs, on March 2, 2009 under the 2009 Executive Long-Term Performance Share Program – EP (“2009 Performance Share Program – EP”) will vest March 2, 2012 if an NEO meets the specific employment requirements. The one-year EP performance targets (threshold, target, and maximum) were based on the Company’s one-year operating plan, various historical external market comparison factors and other internal goals.

(millions)	Threshold	Target	Maximum	Actual

2009 Economic Profit	$(51.4)	$18.6	$108.6	$28.9
% of award achieved	25%	100%	200%	111.4%

The Committee believes the EP target was set with appropriate challenge given the difficult economic situation expected in 2009. The Committee approved a single year performance measurement period for the 2009 grants due to the economic uncertainty at the time of the grant and will return to a three-year performance measurement period for similar performance vesting RSUs granted in 2010.

In the case of RSUs whose vesting was tied to PT, the 2009 PT result exceeded the requirement resulting in 100% of the RSUs that were granted to participating executives, including the NEO, on March 2, 2009 under the 2009 Executive Long-Term Performance Share Program – PT (“2009 Performance Share Program – PT”) to vest on the following schedule: one-third of the RSU’s will vest on March 23, 2010, ten business days following the Committee’s certification of the PT results, and one-third will vest annually on the following two anniversary dates of the grant in March 2011 and 2012 as long as the participating NEO meets the specific employment requirements. PT RSUs awarded to Mr. Maquet on July 1, 2009 will vest two-thirds on March 2, 2011 and the remainder vests on March 2, 2012.

(millions)	Threshold	Target	Maximum	Actual

2009 PT	<$50	$50	>$50	$269
% of award achieved	0%	100%	100%	100%

The Committee intentionally set the PT target to have a high likelihood of being achieved in order to provide enhanced executive retention and to assist the executives’ accumulation of shares in compliance with the stock ownership and retention policy as well as their accumulation of resources to fund their future retirement. The Committee plans to grant similar performance vesting RSUs, with high likelihood of achievement targets, to executives in 2010.

The 2008 recession had a significant impact on the Company, quickly reversing the progress made toward achievement of targeted performance under the 2006 and 2007 Performance Share Programs. As a result, to ensure that a retention-focused long-term equity compensation program was in place to retain key executives during the recession and eventual recovery the Committee approved special retention awards to Section 16 officers, including the NEOs, effective April 1, 2009. The Committee determined the appropriate retention value for each Section 16 officer, including the NEO’s, and awarded this value 50% in a deferred cash award and 50% in performance vesting RSUs. The awards to all Section 16 Officers, except the CEO, will vest as follows: the cash award will vest and become payable on April 1, 2011 and the RSUs will vest on April 1, 2012, provided the Company achieved certain PT performance for fiscal 2009. The CEO’s awards will vest as follows: the cash award will vest in two parts, 60% on April 1, 2011 and 40% on April 1, 2012 and the RSUs will vest on April 1, 2012, provided the Company achieved certain PT performance for fiscal 2009. If the executive leaves the Company prior to April 1, 2010, both the cash and equity retention award are cancelled. If the executive leaves the Company after this date they will be eligible for a prorated amount of the full award.

(millions)	Threshold	Target	Maximum	Actual

2009 PT	<$25	$25	>$25	$269
% of award achieved	0%	100%	100%	100%

Since the performance hurdle has been met, the executives will earn the full value of the cash and RSU awards granted under the 2009 Executive Retention Performance Share Program and the 2009 Executive Retention Cash Incentive Award Program for the CEO and Section 16 Officers if they are employed by the Company when the vesting date(s) is (are) reached.

The results of the 2007 Executive Long-Term Performance Share Program (“2007 Performance Share Program”), with a 3-year performance measurement period (2007-2009), did not meet the minimum threshold for EPS growth rate and, therefore, no awards were made to any of the participants, including the NEOs.

The 2008 Executive Long-Term Performance Share Program (“2008 Performance Share Program”), with a 3-year performance measurement period (2008-2010), is mid-cycle and uses the same performance metrics of EPS growth rate and average ROIC as the 2007 Performance Share Program. As a result of the Company’s performance in these difficult economic conditions during 2008 and 2009, it is anticipated that this Program will result in no earned awards for any of the participants, including the NEOs. The actual results for this program will be reported in next year’s proxy report.

Stock Ownership and Retention Policy	On December 1, 2009, our Company adopted a revised stock ownership and retention policy. This policy requires our Section 16 reporting officers to hold the value three to six times their base salary in shares of Ingram Micro common stock. The multiple of salary is determined by the salary grade for the position they hold. Mr. Spierkel’s target is six times his base salary. The target for Messrs. Humes, Monié, Gupta, and Maquet is four times their base salaries. The NEOs are no longer required to reach their share ownership target level by a specific date. However, they are now required to retain 50% of the net after-tax shares resulting from the vesting of all restricted stock or RSU awards and 50% of the net shares resulting from the exercise of stock option awards until their ownership requirement is met. This policy applies to all equity granted under the Company’s equity award plans for compensatory purposes, except for any equity compensation award held in a pre-arranged stock trading plan designed to comply with Rule 10b5-1 of the Securities Exchange Act of 1934, as in effect prior to December 1, 2009. Shares owned include: shares held by the executive directly or through a broker, shares held jointly by the executive and his/her spouse, shares held by the executive’s spouse, shares held by the executive’s dependent children, shares held by the executive in a custodial account or irrevocable trust, and shares held by the executive in the Company’s 401(k) plan. As of December 31, 2009, none of the executive officers had met their share ownership requirement. The Company’s Insider Trading Policy and Executive Stock Ownership and Retention Policy provide that shares of Ingram Micro stock shall not be made subject to a hedge transaction or puts and calls.

Compensation Recovery Policy	The Committee adopted a Compensation Recovery Policy in January, 2010. This policy, commonly referred to as a “clawback” policy, authorizes the company to recover annual or long-term incentive compensation made in the previous 36 months to the NEOs as well as other Section 16 reporting officers, Senior Vice President & Controller, and the Vice President of Internal Audit (each a “Covered Employee”) in the event of a “recoverable event” (as defined in the policy). A recoverable event includes a covered employee’s engagement in certain conduct that is detrimental to Ingram Micro, or the grant, vesting and/or payment of “incentive compensation” (as defined in the policy), or the calculation of the magnitude of any such incentive compensation, that is based on materially inaccurate financial results or performance metrics.

Under the policy, Ingram Micro’s Board of Directors or the Committee, may, in its sole discretion, take any or all of the following actions upon its determination that a recoverable event has occurred with respect to a covered employee: (i) cause the covered employee to forfeit any unvested incentive compensation as of the recoverable event, (ii) cause the covered employee, regardless of prior vesting, to forfeit any unpaid incentive compensation as of the recoverable event, and/or (iii) recover any and all incentive compensation earned and received or realized by the covered employee during the period commencing on the date of the occurrence of the recoverable event and ending on the date on which it determines that the recoverable event has occurred, but not to exceed the 36-month period preceding the date of such determination (with interest).

This policy will be applicable to the 2010 Annual Executive Incentive Award Program (annual bonus) and the 2010 Executive Long-Term Performance Share Programs (LTIP-performance vesting RSUs) and all future short-term or long-term incentive award programs adopted by the Company for its executive officers and key employees designated by the Committee as a Covered Employee.

Recoupment Policy	Ingram Micro has instituted a policy that stipulates that if an executive officer receives any severance payments or other benefits under the Executive Officer Severance Policy and the Company subsequently determines that the executive officer had engaged in conduct which constituted “cause” for the termination of his employment by the Company, the executive officer will reimburse the Company for all payments and the value of all benefits received by the executive officer which would not have been made if the executive officer’s employment had been terminated by the Company for “cause”, including interest.

Benefits and Perquisites	We do not use benefit programs or perquisites as a primary compensatory element or as an enhancement to executive officer compensation. In general, our executive officers participate in Ingram Micro’s broad-based health and welfare, life insurance, disability, and retirement programs for management employees. Perquisites are generally limited to home or mobile office computer and telecommunications equipment and services and a periodic health examination provided by the Company. NEOs who are on assignment outside of their home country (i.e., Messrs. Maquet and Gupta) may receive various expatriate assignment benefits and allowances such as goods and services allowances, transportation and housing allowances, educational allowances for accompanying dependent children plus various tax equalization payments related to their assignments. The perquisites we provide to our NEOs are reported in further detail in the “All Other Compensation” column in the “Summary Compensation Table” elsewhere in this proxy statement.

For U.S. executive officers, the Company offers participation in a 401(k) plan with Company-matching contributions as the only qualified retirement program. In addition, Ingram Micro offers certain U.S. highly compensated employees, including the NEOs based in the US, an opportunity to participate on a voluntary basis in our Supplemental Investment Savings Plan (the “Supplemental Plan”), a nonqualified deferred compensation arrangement. In general, the Supplemental Plan operates to restore 401(k) plan benefits, including Company matching contributions which were reduced or limited by IRS regulations. Participants may elect to defer up to 50% of their base salary and annual bonus, when combined with their 401(k) plan deferral. In conformance with Section 409A, deferral and distribution elections are made by each participant prior to the beginning of each calendar year. In 2009, the Company’s matching contribution was equal to 25% of the first 5% of eligible compensation deferred to the 401(k) and Supplemental Plans.

Mr. Gupta is an Indian citizen and participates in the Australian superannuation pension plan to which the Company provided a contribution in 2009. This arrangement was put in place when he was with Tech Pacific before it was acquired by the Company in 2004. The amount of the contribution to the Australian superannuation pension plan is noted under “All Other Compensation” in the “Summary Compensation Table” elsewhere in this proxy statement.

Mr. Maquet is a French citizen and continues to participate in the French social insurance programs to which the Company contributed in 2009. In addition, prior to his relocation and assignment to the United States, he participated in the Ingram Micro France SARL profit sharing program. As part of his expatriate assignments to the United States during the first half of 2009 and to Belgium in the second half of 2009, the Company agreed to pay him what he would have received under the Ingram Micro France SARL profit sharing program had he remained an employee of Ingram Micro France SARL. The amount of the profit sharing program payments is noted under “All Other Compensation” in the “Summary Compensation Table” elsewhere in this proxy statement.

Relocation Assistance Arrangements	As an international company, we recruit executives globally. We also provide career development opportunities and promotions by moving our executives to locations throughout the world. We have an International Expatriate Assignment Policy applicable to associates working for Ingram Micro who are transferred from their home country of residence and placed on an international assignment for a specified period of time and whom management has approved to be covered by this policy. We generally provide assistance relating to such relocation, including travel costs, home leave for the associate and the associate’s family, reimbursements for necessary work and residency permits, disposition of home country automobile, transportation, and storage of household goods and personal effects, cost of living allowances, relocation and housing assistance, reimbursements for customary and reasonable transaction expenses, dependent education costs, and tax preparation services for home and host country income tax filings.

In addition, Ingram Micro’s International Assignment Tax Equalization Policy is intended to eliminate tax inequities or benefits that normally result from accepting a temporary expatriate foreign assignment. Ingram Micro associates covered under this policy will be provided tax equalization benefits. Accordingly, such associate will not recognize any income tax-related financial losses or gains as a result of an international assignment. In order to ensure that the associate pays no more or no less tax as a result of an international assignment, the associate will be responsible for a “stay-at-home” tax liability, an estimate of the home country tax the associate would have paid had he or she remained in the home country. To assist the associate in meeting the stay-at-home tax liability, an estimated amount of tax is withheld from the associate’s pay each pay period (hypothetical tax). In general, if upon final determination of the associate’s actual stay-at-home tax for a given tax year, the total actual stay-at-home tax exceeds the hypothetical tax that was withheld from the associate’s pay for that tax year, the associate will reimburse Ingram Micro for the difference. If the actual stay-at-home tax is less than the associate’s hypothetical tax withheld, Ingram Micro will reimburse the associate for the difference.

Mr. Gupta was relocated to Singapore in 2001 from India by Tech Pacific before it was acquired by the Company in 2004. The Company has honored the terms of Mr. Gupta’s 2002 Tech Pacific employment agreement which includes expatriate allowances and the notice of termination provision requiring either party provide three months notice prior to a termination. Effective January 1, 2009, the Committee decided to eliminate Mr. Gupta’s expatriate housing and goods and services allowances. The Committee agreed to partially mitigate this reduction in benefits by increasing Mr. Gupta’s base salary 10.8% and providing a one-time cash payment of SGD 670,000 (or $460,893) as of January 1, 2009. If Mr. Gupta resigns or is terminated for “cause” before January 2011 he will be required to pay back 30% of this one-time cash payment. Mr. Gupta’s expatriate package is now limited to dependent children education reimbursements, and the Australian superannuation pension contribution as reported under the “All Other Compensation” column in the “Summary Compensation Table” elsewhere in this proxy statement.

Mr. Maquet, a French citizen, was promoted to the position of Senior Vice President and President of the Company’s Latin America Region in March 2005. He was subsequently promoted to the position of Senior Executive Vice President and President of the Company’s EMEA Region effective July 1, 2009. Upon his promotion to this position, he was required to relocate from Miami, Florida to Belgium and continues to receive benefits under the Company’s International Assignment and Tax Equalization Policies. As an expatriate, Mr. Maquet is tax equalized to France and participates in the French social programs (medical, unemployment, and pension benefits). He receives a housing allowance, dependent children education reimbursement, and home leave as reported under the “Other Compensation” column in the Summary Compensation Table” elsewhere in this proxy statement.

Change-in-Control and Termination of Employment Arrangements	Change-in-Control Agreements. Ingram Micro does not have any individual arrangements with any executive officer that provides for payments at, following, or in connection with a change in control of Ingram Micro. As a result, the Company also does not provide any additional tax gross-up payments on any amounts that would be subject to the “excess parachute payments” excise tax under Internal Revenue Code Section 4999. Upon a change in control, the Committee at its sole discretion may waive, shorten, or terminate any restriction period imposed on stock options, performance shares, or awards under the various long-term incentive programs.

Executive Officer Severance Policy. The Executive Officer Severance Policy (the “Severance Policy”) applies to our CEO and our executive officers elected by the Board of Directors who report to either our CEO or Chief Operating Officer (which includes all the NEOs). Under the terms of the Severance Policy, executive officers may be entitled to certain severance benefits if their employment is terminated by the Company without “cause” and certain conditions are satisfied.

In such cases, subject to execution of a release and covenant agreement satisfactory to the Company, eligible executive officers will be entitled to the severance benefits described in “Potential Payments on Termination or Change in Control” elsewhere in this proxy statement. In general, our NEOs are eligible for separation pay equal to one-twelfth the sum of their annual base salary and target annual bonus multiplied by their full years of service with the Company, with a minimum payment equal to one year’s base salary and target annual bonus.

Alain Maquet. Mr. Maquet completed his expatriate assignment as the Executive Vice President and President of Latin America in May 2009 and was returned to France and the Company reactivated his French employment contract. In accordance with his French employment contract, Mr. Maquet or the Company is required to provide the other with six months notice prior to termination for any reason other than cause. In addition, the Company agreed that severance benefits under his original French employment contract are frozen at the current levels and he will be provided severance pay equal to thirty-two months of average salary (defined as base salary and target annual bonus) upon his termination of employment by the Company for any reason other than cause. We also agreed that should Mr. Maquet be terminated for any reason other than cause during his recent assignment to Belgium, Ingram Micro will repatriate Mr. Maquet and his family to France under similar relocation terms and conditions.

Internal Revenue Code Section 162(m) Policy

The Committee considers the anticipated tax treatment to us and our executive officers when reviewing our executive compensation and other compensation programs. While the tax impact of any compensation arrangement is one factor to be considered, such impact is evaluated in light of the Committee’s overall compensation philosophy and objectives. The Committee will consider ways to maximize the deductibility of executive compensation, while retaining the discretion it deems necessary to compensate officers in a manner commensurate with performance and the competitive environment for executive talent. In addition, the Committee reserves the right to use its judgment to award compensation to our executive officers that may be subject to the deduction limit when the Committee believes that such compensation is appropriate, consistent with the Committee’s philosophy and in our and our stockholders’ best interests.

The Committee generally seeks to structure performance-based compensation in a manner that is intended to avoid the disallowance of deductions under Internal Revenue Code Section 162(m). Nevertheless, there can be no assurance that our performance-based compensation will be treated as qualified performance-based compensation under Internal Revenue Code Section 162(m).

SUMMARY COMPENSATION TABLE

The following table sets forth information concerning total compensation earned or paid to our NEOs who served in such capacities as of January 2, 2010 for services rendered to us during the fiscal year ended January 2, 2010.

							Non-Equity
					Stock	Option	Incentive Plan	All Other
Name and Principal			Salary	Bonus	Awards	Awards	Compensation	Compensation	Total
Position	Year		($)(1)	($)	($)(2)	($)(3)	($)(4)	($)(5)	($)

Gregory M.E. Spierkel	2009		850,000	—	5,244,120	—	1,807,950	15,203	7,917,273
Chief Executive Officer	2008		850,000	—	1,820,050	1,665,453	—	32,702	4,368,205
	2007		800,000	—	1,258,250	1,721,031	1,399,795	22,986	5,202,062

William D. Humes	2009		500,000	—	1,228,120	—	496,300	8,293	2,232,713
Senior Executive Vice	2008		500,000	—	491,422	449,615	—	13,100	1,454,137
President and Chief Financial Officer	2007		455,000	—	396,591	542,489	612,627	11,975	2,018,682

Alain Monié	2009		650,000	—	2,380,016	—	829,530	43,366	3,902,912
President and Chief	2008	(6)	650,000	—	971,008	888,450	—	18,877	2,528,335
Operating Officer	2007		588,246	2,000,000	877,084	856,076	1,054,471	1,746,208	7,122,085

Shailendra Gupta	2009		495,288	—	1,114,300	—	521,439	588,277	2,719,304
Senior Executive Vice	2008		459,485	—	540,989	435,798	522,518	276,253	2,235,043
President and President Ingram Micro Asia Pacific	2007	(6)

Alain Maquet	2009		530,561	—	1,004,120	—	457,558	829,115	2,821,354
Senior Executive Vice	2008		542,160	—	286,705	262,362	411,857	342,829	1,845,913
President and President Ingram Micro EMEA	2007		487,104	—	234,717	321,138	660,652	692,745	2,396,356

(1)	Salary — This information provided is as of the last payroll period ending prior to the end of our fiscal year.

• Mr. Gupta’s 2009 salary was earned in Singapore dollars and was converted to U.S. dollars for reporting purposes using the 2009 fiscal year average exchange rate as of January 2, 2010 of SGD 1 = US$0.6879.

• Mr. Maquet’s July 2009 through December 2009 salary was paid in Euros and for reporting purposes was converted to U.S. dollars using the 2009 fiscal year average exchange rate as of January 2, 2010 of EUR 1 = US$1.3946.

(2)	Stock Awards reflect the aggregate grant date fair value, in accordance with GAAP, for all performance shares granted during the respective year at the target level of performance achievement. Performance share awards granted during 2009 included an annual award granted to the NEOs on March 2, 2009, a retention award granted to the NEOs on April 1, 2009 and a promotion award granted to Mr. Maquet on July 1, 2009. The grant date fair value for all performance share awards granted to NEOs during 2009, based on maximum performance (200%), would be $14,421,514. The assumptions and methodology used to determine such amounts are set forth in Notes 2 and 12 to our Notes to Consolidated Financial Statements included in our Form 10-K for the year ended January 2, 2010. The performance share awards granted during 2009 are discussed further in footnotes 1, 2 and 4 to the Grants of Plan-Based Awards for Fiscal Year 2009 table.

(3)	Option Awards were not granted to the NEOs during 2009, but were granted to NEOs during 2008 and 2007 with an exercise price equal to the closing price of Ingram Micro common stock as reported on the NYSE on the date of grant. The value of the stock options reported under the “Option Awards” heading above, represents the aggregate grant-date fair value, in accordance with GAAP, for options granted during 2008 and 2007 disregarding estimated forfeitures related to service-based vesting conditions. The assumptions and methodology used to determine such amounts are set forth in Notes 2 and 12 to our Notes to Consolidated Financial Statements included in our Form 10-K for the year ended January 2, 2010.

(4)	Non-Equity Incentive Plan Compensation represents performance-based cash incentive award payments that were earned during the specified year and paid in the following year. Awards under the 2009 EIAP were paid in March 2010. Mr. Gupta’s 2009 EIAP payment of $521,439 or SGD 758,016, has been converted to U.S. dollars using the 2009 fiscal year average exchange rate, as of January 2, 2010, of SGD 1 = US$0.6879. Mr. Maquet’s

2009 EIAP payment of $457,558 or EUR 328,092, has been converted to U.S. dollars using the 2009 fiscal year average exchange rate, as of January 2, 2010, of EUR 1 = US$1.3946.

(5)	All Other Compensation — The amounts in this column for 2009 are itemized in the “All Other Compensation” table below.

(6)	Messrs. Monié and Gupta were not NEOs for 2008 and 2007, respectively.

All Other Compensation Table — Fiscal Year 2009

	Company
	Contributions
	to Qualified
	and Non-	Health/
	Qualified	Welfare	Expatriate	Tax	Relocation		Total All
	Savings Plan	Benefits	Compensation	Equalization	Expenses	Misc	Other
Name	($)(a)	($)(b)	($)(c)	($)(d)	($)(e)	($)(f)	Compensation ($)

Gregory M.E. Spierkel	13,076	2,127	—	—	—	—	15,203
William D. Humes	7,693	600	—	—	—	—	8,293
Alain Monié	10,000	2,005	—	30,861	—	500	43,366
Shailendra Gupta	66,659	690	520,928	—	—	—	588,277
Alain Maquet	—	1,527	215,159	522,159	89,770	500	829,115

(a)	Company Contributions to Qualified and Nonqualified Retirement Savings Plans — Includes employer contributions to retirement plans.

(b)	Health/Welfare Benefits — Includes executive physical examinations and executive long term disability insurance premiums. In order to continue Mr. Maquet’s French social insurance benefits (retirement, unemployment, social security, disability and worker’s compensation insurance) while on assignment in the U.S., the Company paid for these benefits under the terms of the French voluntary social insurance programs.

(c)	Expatriate Compensation — Includes housing allowance, transportation, utilities, home country storage, parking, goods & services allowance, dependent children education and home leave, as applicable. Additionally, this reflects Mr. Gupta’s 2009 one-time lump sum payment of SGD 670,000 (or $460,893) to mitigate the elimination of his housing and goods and services allowances effective January 1, 2009, and has been converted to U.S. dollars using the 2009 fiscal year average exchange rate, as of January 2, 2010, of SGD 1 = US$0.6879.

(d)	Tax Equalization — Includes foreign taxes paid, tax settlements and other taxes related to foreign assignments that are paid by the Company.

(e)	Relocation Expenses — Includes relocation allowance, travel to new location, temporary lodging and meals, home country storage, purchase or sale of home and shipment of household goods and personal effects.

(f)	Misc — Includes dependent travel, tax preparation fees, home office expenses and foreign currency exchange rate adjustments, as applicable.

Plan-Based Awards Granted in Last Fiscal Year

The following table provides information relating to plan-based awards granted to the NEOs during the fiscal year ended January 2, 2010.

GRANTS OF PLAN-BASED AWARDS FOR FISCAL-YEAR 2009

									Grant
		Human							Date
		Resources	Estimated Future			Estimated Future			Fair
		Committee	Payouts Under			Payouts Under			Value of
		Meeting	Non-Equity Incentive			Equity Incentive			Stock and
		Dates	Plan Awards			Plan Awards			Options
	Grant	Approving	Threshold	Target	Maximum	Threshold	Target	Maximum	Awards
Name	Date	Awards	$	$	$	#	#	#	$

Gregory M.E. Spierkel	(1)03/02/09	02/02/09	—	—	—	—	139,725	—	1,483,880
	(1)03/02/09	02/02/09	—	—	—	34,931	139,725	279,450	1,483,880
	(2)04/01/09	03/11/09	—	—	—	—	181,818	—	2,276,361
	(3)04/01/09	03/11/09	—	1,500,000	—	—	—	—	—
	(4) N/A	02/09/09	637,500	1,275,000	2,231,250	—	—	—	—
William D. Humes	(1)03/02/09	02/02/09	—	—	—	—	37,726	—	400,650
	(1)03/02/09	02/02/09	—	—	—	9,432	37,726	75,452	400,650
	(2)04/01/09	03/11/09	—	—	—	—	34,091	—	426.819
	(3)04/01/09	03/11/09	—	375,000	—	—	—	—	—
	(4) N/A	02/09/09	175,000	350,000	612,500	—	—	—	—
Alain Monié	(1)03/02/09	02/02/09	—	—	—	—	74,543	—	791,647
	(1)03/02/09	02/02/09	—	—	—	18,636	74,543	149,086	791,647
	(2)04/01/09	03/11/09	—	—	—	—	63,636	—	796,723
	(3)04/01/09	03/11/09	—	700,000	—	—	—	—	—
	(4) N/A	02/09/09	292,500	585,000	1,023,750	—	—	—	—
Shailendra Gupta	(1)03/02/09	02/02/09	—	—	—	—	37,726	—	400,650
	(1)03/02/09	02/02/09	—	—	—	9,432	37,726	75,452	400,650
	(2)04/01/09	03/11/09	—	—	—	—	25,000	—	313,000
	(3)04/01/09	03/11/09	—	275,000	—	—	—	—	—
	(4) N/A	02/09/09	252,000	504,000	882,000	—	—	—	—
Alain Maquet	(1)03/02/09	02/02/09	—	—	—	—	22,010	—	233,746
	(1)03/02/09	02/02/09	—	—	—	5,503	22,010	44,020	233,746
	(2)04/01/09	03/11/09	—	—	—	—	20,455	—	256,097
	(3)04/01/09	03/11/09	—	225,000	—	—	—	—	—
	(4) N/A	02/09/09	121,658	243,315	416,630	—	—	—	—
	(1)07/01/09	06/02/09	—	—	—	1,965	7,858	15,716	140,265
	(1)07/01/09	06/02/09	—	—	—	—	7,858	—	140,265

(1)	In fiscal year 2009, Ingram Micro adopted the 2009 Executive Long-Term Performance Share Program (the “2009 Performance Share Program”) pursuant to the 2003 Plan and the EIAP. Two separate equal tranches of performance-based RSUs were granted on March 2, 2009 under the 2009 Performance Share Program to reward achievement of financial goals that support increased shareholder value. The first tranche is based on pre-established PT financial performance goals for fiscal year 2009 (the “PT RSUs”) and the second tranche is based on Ingram Micro’s performance in fiscal year 2009 against pre-established EP financial performance goals (the “EP RSUs”). The payment of these awards also require that the NEO continue to be an employee in good standing through the applicable vesting date for any earned award to vest. However, with respect to the EP RSUs, if the NEO left the Company after March 2, 2010 for reasons other than termination for cause or a voluntary resignation, the NEO would receive a prorated number of earned EP RSUs (prorated by dividing the number of full months of service between the grant date and the termination date by 36).

On July 1, 2009, Mr. Maquet received additional grants under the 2009 Performance Share Program in the form of PT RSUs and EP RSUs in recognition of his promotion to Senior Executive Vice President, and President Ingram Micro EMEA, under the terms of the French Sub-Plan which is described below.

PT RSUs: If a specific pre-established PT performance goal is not met for the PT RSUs, no shares would be awarded. If such goal is met, 100% of the target number of shares would be earned, of which one-third would vest on March 23, 2010, ten business days following the determination by the Committee of the Company’s performance against the pre-established performance goal, and then one-third on each the second and third anniversaries of the grant date. On March 9, 2010, the Committee determined that the specific pre-established PT based performance goal was met, and therefore the restrictions on one-third of the earned PT RSUs lapsed on March 23, 2010 (with respect to 46,575; 12,575; 24,847; 12,575; and 7,336 PT RSUs for Messrs. Spierkel, Humes, Monié, Gupta and Maquet, respectively), with one-third of the earned PT RSUs vesting on March 2, 2011 and March 2, 2012 for all March 2, 2009 awards.

PT RSUs granted to Mr. Maquet on July 1, 2009 under a French Sub-Plan to the 2003 Plan (the “French Sub-Plan”) will vest two thirds on March 2, 2011 and one third on March 2, 2012.

EP RSUs: If specific pre-established EP performance goals are not met for the EP RSUs, no shares would be awarded. Achievement of threshold performance levels results in an award of 25% of the target award; target award requires 100% EP performance goal achievement; and the maximum award for over-achievement of performance goals is 200% of the target award. If such goal is met, the number of shares that would be earned will vest in their entirety on the third anniversary of the date of grant. On March 9, 2010, the Committee determined that the specific pre-established EP based performance goals were exceeded, resulting in 111.4% of the units granted on March 2, 2009 to vest on March 2, 2012 (155,654; 42,027; 83,041; 42,027; and 33,274 EP RSUs for Messrs. Spierkel, Humes, Monié, Gupta and Maquet, respectively).

(2)	On April 1, 2009, performance-based RSUs were granted pursuant to the 2003 Plan and the EIAP for retention purposes and to reward achievement of financial goals that support increased shareholder value. Payment of these RSUs was contingent on Ingram Micro achieving a pre-established PT financial performance goal for the fiscal year ending January 2, 2010. On March 9, 2009, the Committee determined that the pre-established PT performance goal was met, and therefore the restrictions on these RSUs will lapse on April 1, 2012 (181,818; 34,091; 63,636; 25,000; and 20,455 RSUs for Messrs. Spierkel, Humes, Monié, Gupta and Maquet, respectively). If the NEO leaves the Company prior to April 1, 2010, the award is cancelled. If the NEO leaves the Company after April 1, 2010 for reasons other than for cause terminations or voluntary resignations, the NEO would receive a prorated number of earned RSUs (prorated by dividing the number of full months of service between the grant date and the termination date by 36).

(3)	On April 1, 2009, grants of performance-based cash long-term incentive awards (the “Cash LTIP”) were granted pursuant to the EIAP for retention purposes and to reward achievement of financial goals that support increased shareholder value. Payment of these awards was contingent on the Company achieving a pre-established PT performance goal for the 2009 fiscal year. On March 9, 2009, the Committee determined that the pre-established PT performance goal was met, and therefore the payment of the target awards as specified in the table, will be made on the second anniversary of the grant date, April 1, 2011 (with the exception of the CEO, for whom 60% of the award will be paid on the second anniversary of the grant date and 40% will be paid on the third anniversary of the grant date). If the NEO leaves the Company prior to April 1, 2010, the award is cancelled. If the NEO leaves the Company after April 1, 2010 for reasons other than for cause termination or voluntary resignations, the NEO would receive a prorated amount of earned Cash LTIP (prorated by dividing number of full months of service between the award date and the date of termination by 24).

(4)	Pursuant to the 2009 EIAP.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2009

The following table provides information relating to outstanding equity awards and stock vested held by the NEOs at fiscal year end January 2, 2010.

		Option Awards				Stock Awards
							Equity
							Incentive
							Plan
						Equity	Awards:
						Incentive	Market or
						Plan	Payout
						Awards:	Value of
						Number of	Unearned
		Number of	Number of			Unearned Shares,	Shares,
		Securities	Securities			Units or	Units or
		Underlying	Underlying			Other	Other
		Unexercised	Unexercised	Option	Option	Rights That	Rights That
		Options (#)	Options (#)	Exercise	Expiration	Have Not	Have Not
Name		Exercisable	Unexercisable	Price ($)	Date	Vested (#)	Vested ($)

Gregory M.E. Spierkel:
		74,400	—	16.4200	01/31/11	—	—
		82,170	—	14.3900	07/01/11	—	—
		77,610	—	17.9000	01/31/12	—	—
		68,010	—	13.0300	06/30/12	—	—
		93,570	—	11.3100	02/02/13	—	—
		127,080	—	11.0000	06/30/13	—	—
		59,400	—	16.6400	02/01/14	—	—
		37,239	—	17.2000	03/22/14	—	—
		103,320	—	14.0400	06/30/14	—	—
		83,340	—	18.7500	01/31/15	—	—
		91,890	—	15.5900	06/30/15	—	—
		95,670	—	19.5500	01/02/16	—	—
		93,480	—	18.4500	07/02/16	—	—
	(1)	143,840	71,920	20.7000	01/02/17	—	—
	(2)	191,580	95,790	17.8000	1/1/2018	—	—
	(3)	—	—	—	—	0	0
	(4)	—	—	—	—	10,225	178,426
	(5)	—	—	—	—	139,725	2,438,201
	(6)	—	—	—	—	155,654	2,716,162
	(7)	—	—	—	—	181,818	3,172,724

Total:		1,422,599	167,710			487,422	$8,505,513

		Option Awards				Stock Awards
							Equity
							Incentive
							Plan
						Equity	Awards:
						Incentive	Market or
						Plan	Payout
						Awards:	Value of
						Number of	Unearned
		Number of	Number of			Unearned Shares,	Shares,
		Securities	Securities			Units or	Units or
		Underlying	Underlying			Other	Other
		Unexercised	Unexercised	Option	Option	Rights That	Rights That
		Options (#)	Options (#)	Exercise	Expiration	Have Not	Have Not
Name		Exercisable	Unexercisable	Price ($)	Date	Vested (#)	Vested ($)

William D. Humes:
		6,597	—	17.3750	07/02/10	—	—
		7,980	—	16.4200	01/31/11	—	—
		4,410	—	14.3900	07/01/11	—	—
		25,350	—	17.9000	01/31/12	—	—
		9,800	—	13.0300	06/30/12	—	—
		7,350	—	12.3500	12/30/12	—	—
		10,110	—	11.3100	02/02/13	—	—
		20,000	—	11.0000	06/30/13	—	—
		17,100	—	16.6400	02/01/14	—	—
		3,126	—	18.9800	02/26/14	—	—
		12,460	—	14.0400	06/30/14	—	—
		8,541	—	16.5700	10/12/14	—	—
		25,410	—	18.7500	01/31/15	—	—
		8,775	—	16.8000	03/31/15	—	—
		47,370	—	15.5900	06/30/15	—	—
		36,390	—	19.5500	01/02/16	—	—
		35,550	—	18.4500	07/02/16	—	—
	(1)	45,340	22,670	20.7000	01/02/17	—	—
	(2)	51,720	25,860	17.8000	01/01/18	—	—
	(3)	—	—	—	—	0	0
	(4)	—	—	—	—	2,761	48,179
	(5)	—	—	—	—	37,726	658,319
	(6)	—	—	—	—	42,027	733,371
	(7)	—	—	—	—	34,091	594,888

Total:		383,379	48,530			116,605	$2,034,757
Alain Monié:
		20,000	—	12.7700	07/13/12	—	—
		59,400	—	16.6400	02/01/14	—	—
		53,250	—	14.0400	06/30/14	—	—
		42,960	—	18.7500	01/31/15	—	—
		47,370	—	15.5900	06/30/15	—	—
		36,390	—	19.5500	01/02/16	—	—
		35,550	—	18.4500	07/02/16	—	—
	(1)	45,340	22,670	20.7000	01/02/17	—	—
	(8)	28,619	14,310	20.2100	07/31/17	—	—
	(2)	102,200	51,100	17.8000	01/01/18	—	—
	(9)	—	—	—	—	0	0
	(3)	—	—	—	—	0	0
	(4)	—	—	—	—	5,456	95,207
	(5)	—	—	—	—	74,543	1,300,775
	(6)	—	—	—	—	83,041	1,449,065
	(7)	—	—	—	—	63,636	1,110,448

Total:		471,079	88,080			226,676	$3,955,495

		Option Awards				Stock Awards
							Equity
							Incentive
							Plan
						Equity	Awards:
						Incentive	Market or
						Plan	Payout
						Awards:	Value of
						Number of	Unearned
		Number of	Number of			Unearned Shares,	Shares,
		Securities	Securities			Units or	Units or
		Underlying	Underlying			Other	Other
		Unexercised	Unexercised	Option	Option	Rights That	Rights That
		Options (#)	Options (#)	Exercise	Expiration	Have Not	Have Not
Name		Exercisable	Unexercisable	Price ($)	Date	Vested (#)	Vested ($)

Shailendra Gupta:
		12,374	—	19.2400	11/29/14	—	—
		9,600	—	19.5500	01/02/16	—	—
		9,660	—	18.4500	07/02/16	—	—
	(1)	16,320	8,160	20.7000	01/02/17	—	—
	(8)	4,594	2,298	20.2100	07/31/17	—	—
	(2)	30,180	15,090	17.8000	01/01/18	—	—
	(10)	10,168	20,337	18.2100	01/31/18	—	—
	(9)	—	—	—	—	0	0
	(11)	—	—	—	—	1,055	18,410
	(3)	—	—	—	—	0	0
	(4)	—	—	—	—	1,611	28,112
	(5)	—	—	—	—	37,726	658,319
	(6)	—	—	—	—	42,027	733,371
	(7)	—	—	—	—	25,000	436,250

Total:		92,896	45,885			107,419	$1,874,462
Alain Maquet:
		46,380	—	11.0000	06/30/13	—	—
		22,470	—	16.6400	08/02/13	—	—
		21,870	—	14.0400	01/01/14	—	—
		15,090	—	18.7500	08/01/14	—	—
		6,880	—	18.1000	02/28/15	—	—
		21,540	—	19.5500	01/02/16	—	—
		21,030	—	18.4500	07/02/16	—	—
	(1)	26,840	13,420	20.7000	01/02/17	—	—
	(2)	30,180	15,090	17.8000	01/01/18	—	—
	(3)	—	—	—	—	0	0
	(4)	—	—	—	—	1,611	28,112
	(5)	—	—	—	—	22,010	384,075
	(6)	—	—	—	—	24,520	427,874
	(7)	—	—	—	—	20,455	356,940
	(12)	—	—	—	—	7,858	137,122
	(12)	—	—	—	—	8,754	152,757

Total:		212,280	28,510			85,208	$1,486,880

(1)	Unexercisable options will fully vest on January 3, 2010.

(2)	Unexercisable options will fully vest in two equal installments on January 2, 2010 and January 2, 2011.

(3)	In fiscal year 2007, Ingram Micro adopted the 2007 Performance Share Program pursuant to the 2003 Plan and the EIP. Performance-based RSUs were granted under this program on January 3, 2007 to reward achievement of goals that support increased shareholder value, which would be earned if Ingram Micro achieves pre-established financial performance goals (EPS growth and average ROIC) over a three-year performance measurement period (2007 — 2009). On March 9, 2010 the Committee reviewed the Company’s EPS growth and average ROIC over the three year performance measurement period and certified that the specific threshold performance levels were not met and that no shares will be issued under this program.

(4)	In fiscal year 2008, Ingram Micro adopted the 2008 Performance Share Program pursuant to the 2003 Plan and the EIP. Performance-vesting RSUs were granted under this program on January 2, 2008 to reward achievement of goals that support increased shareholder value, which would be earned if Ingram Micro achieves pre-established financial performance goals (EPS growth and average ROIC) over a three-year performance measurement period (2008 — 2010). If specific threshold performance levels are not met, no shares will be issued under this plan. The number in the table represents vesting upon achievement of threshold results. Payout value is based upon the closing price ($17.45) of Ingram Micro stock on the last trading day of the fiscal year (December 31, 2009). However, based on the Company’s performance through fiscal 2009, it is not anticipated that awards will be earned under this program. The actual results for this program will be reported in next year’s proxy report.

•	Target at 100% for Mr. Spierkel is 102,250 units and at maximum of 200% of target is 204,500 units.

•	Target at 100% for Mr. Humes is 27,608 units and at maximum of 200% of target is 55,216 units.

•	Target at 100% for Mr. Monié is 54,551 units and at maximum of 200% of target is 109,102 units.

•	Target at 100% for Messrs. Gupta and Maquet is 16,107 units and at maximum of 200% of target is 32,214 units.

(5)	Performance-based RSUs were granted on March 2, 2009 under the 2009 Performance Share Program, which would be earned if Ingram Micro achieved pre-established PT performance goals over a one-year performance measurement period (fiscal year 2009). Upon achievement of the pre-established PT results, such shares will vest one-third on March 23, 2010 following the certification of the PT performance results by the Committee and then one-third of such shares on the second and third anniversaries of the grant date. If specific threshold PT performance levels are not met, no shares will be issued under this program. The number presented in the table represents the number of RSUs that would vest upon achievement of 100% of target. Payout value presented in the table is based upon the closing price ($17.45) of Ingram Micro stock on the last trading day of the fiscal year (December 31, 2009). See footnote (1) on “Grants of Plan-Based Awards for Fiscal-Year 2009” table for more information.

(6)	Performance-Based RSUs were granted on March 2, 2009 under the 2009 Performance Share Program, which would be earned if Ingram Micro achieves pre-established EP financial performance goal over a one-year performance measurement period (fiscal 2009). If specific threshold EP performance levels are not met, no shares will be issued under this program. On March 2, 2009, the Committee certified the Company’s EP results for fiscal 2009 which resulted in 111.4% of the RSUs granted vesting on the third anniversary of the grant date. The number presented in the table represents the certified level of achievement. Payout value presented in the table is based upon the closing price ($17.45) of Ingram Micro stock on the last trading day of the fiscal year (December 31, 2009). See footnote (1) on “Grants of Plan-Based Awards for Fiscal-Year 2009” table for more information.

•	Target at 100% for Mr. Spierkel is 139,725 units and at maximum of 200% of target is 279,450 units.

•	Target at 100% for Messrs. Humes and Gupta is 37,726 units and at maximum of 200% of target is 75,452 units.

•	Target at 100% for Monié is 74,543 units and at maximum of 200% of target is 149,086 units.

•	Target at 100% for Mr. Maquet is 22,010 and at maximum of 200% of target is 44,020 units.

(7)	Performance-based RSUs were granted on April 1, 2009 under the 2009 Retention Performance Share Program, which would be earned if Ingram Micro achieved a pre-established PT performance goal over a one-year performance measurement period (fiscal 2009). If the pre-established threshold performance level is not met, no shares will be issued under this program. The number presented in the table represents the amount of RSUs that would vest upon achievement of 100% of target. Payout value presented in the table is based upon the closing price ($17.45) of Ingram Micro stock on the last trading day of the fiscal year (December 31, 2009). See footnote (2) on “Grants of Plan-Based Awards for Fiscal-Year 2009” table for more information.

(8)	Unexercisable options will fully vest on August 1, 2010.

(9)	Performance vested RSUs were granted on August 1, 2007 under the 2007 Performance Share Program to Messrs. Monié (in recognition of his promotion to President and Chief Operation Officer) and Gupta (in recognition of his promotion to Senior Executive Vice President and President Ingram Micro Asia-Pacific), in

each case, under the same terms as the grants made on January 3, 2007 (see footnote 3). Because specific threshold performance levels were not met, no shares will be issued under this program.

(10)	Unexercisable options will vest in two equal annual installments on February 1, 2010 and February 1, 2011.

(11)	Mr. Gupta received additional grants on February 1, 2008 under the 2008 Performance Share Program of EPS & ROIC RSUs in recognition of his promotion to Senior Executive Vice President and President, Ingram Micro Asia-Pacific, (10,543 units at achievement of 100% of target, 21,086 units at maximum of 200% of target) under the same terms as the grants made on January 2, 2008 (see footnote 4). However, it is anticipated that this program will result in no earned awards. The actual results for this program will be reported in next year’s proxy report.

(12)	Mr. Maquet received additional grants on July 1, 2009 under the 2009 Performance Share Program of PT RSUs and EP RSUs in recognition of his promotion to Senior Executive Vice President, and President Ingram Micro EMEA, under the terms of the French Sub-Plan (see footnote 1 of the “Grants of Plan-Based Awards”).

• Target at 100% (under the PT plan) is 7,858 units.

• Target at 100% (under the EP plan) is 7,858 units and at maximum of 200% of target is 15,716 units.

OPTION EXERCISES AND STOCK VESTED INFORMATION FOR 2009

The following table provides information relating to option exercises by the NEOs for the period January 4, 2009 through January 2, 2010. No stock awards vested during such period.

Option Awards
Number of Shares
	Acquired on	Value Realized on
Name	Exercise (#)	Exercise ($)(1)

Gregory M.E. Spierkel	92,693	177,565
William D. Humes	—	—
Alain Monié	—	—
Shailendra Gupta	—	—
Alain Maquet	—	—

(1)	Value realized is calculated based on the difference between the fair market value of a share of the Company’s common stock on the day of exercise and the exercise price.

NONQUALIFIED DEFERRED COMPENSATION FOR 2009

The following table provides information relating to nonqualified deferred compensation balances and contributions of the NEOs for the period indicated.

				Aggregate
	Executive	Registrant	Aggregate	Withdrawals/	Aggregate
	Contributions in	Contributions in	Earnings in	Distributions in	Balance at
Name	2009 ($)(1)	2009 ($)(1)	2009 ($)	2009 ($)	End of 2009 ($)

Gregory M.E. Spierkel	85,500	7,714	109,951	—	524,039
William D. Humes	58,500	3,392	101,183	—	518,419
Alain Monié	48,500	5,161	12,185	—	107,389
Shailendra Gupta	—	—	—	—	—
Alain Maquet	—	—	—	—	—

(1)	Executive officers who are paid on the U.S. payroll may voluntarily participate in the Supplemental Plan, a nonqualified deferred compensation arrangement. The Supplemental Plan, in general, operates to restore 401(k) plan benefits, including Company matching contributions that were reduced or limited by IRS regulations. Under terms of the Supplemental Plan, participants may elect to defer up to 50% of their base salary and annual bonus, when combined with their 401(k) plan deferral. In conformance with Section 409A of the Code, deferral and distribution elections are made by each participant prior to the beginning of each calendar year. In 2009, the Company’s matching contribution was equal to 25% of the first 5% of eligible compensation deferred to the 401(k) and the Supplemental Plan. Participants may elect to have earnings, or losses, credited to their Supplemental Plan account as if these accounts were invested in the various investment options available under the Company’s 401(k) Plan, but excluding investment in the Ingram Micro Stock Fund. Participants may redirect their investment in the various investment fund options on a daily basis. Account balances are available for disbursement to participants upon their termination of employment with the Company. Participants may elect to receive their account balance as a lump-sum cash payment or in installment payments over 5, 10 or 15 years.

Company matching contributions under the Supplemental Plan for 2009 have also been reported under “All Other Compensation” in connection with the “Summary Compensation Table” elsewhere in this proxy statement.

POTENTIAL PAYMENTS UPON TERMINATION

Ingram Micro maintains certain incentive programs, including award agreements thereunder, and an Executive Officer Severance Policy which require Ingram Micro to provide certain payments and benefits to the NEOs in the event of a qualifying termination of employment with Ingram Micro.

The chart below describes the termination clauses of each program and the award agreements thereunder as well as any payments and benefits under the Executive Officer Severance Policy assuming the last date of employment for the NEO was the end of Ingram Micro’s fiscal year, January 2, 2010. These terms apply to all NEOs except those covered under individual agreements which are explained later in this section.

	Short Term Incentive[1] —	Long-Term Incentives —	Long-Term Incentive —	Executive Officer
	Cash	Performance Shares and Cash	Stock Options	Severance Pay Policy[2]
Change In Control	Nil	Award shall immediately be cancelled.	60 or 90 days to exercise vested options, in accordance with applicable stock option agreement, all unvested options are cancelled.	Nil

Termination For Cause	Nil	Award shall immediately be cancelled.	Options granted before May 30, 2003: 60 or 90 days to exercise vested options, in accordance with applicable stock option agreement. All other vested and unvested options are cancelled. The Human Resources Committee, at its sole discretion, may cancel vested but unexercised options.	Nil

Voluntary Termination	Any earned payment based on actual 2009 Company performance under the terms of the 2009 EIAP.	Award shall immediately be cancelled.	60 or 90 days to exercise vested stock options, in accordance with applicable stock option agreement. All unvested options are cancelled.	Nil

	Short Term Incentive[1] —	Long-Term Incentives —	Long-Term Incentive —	Executive Officer
	Cash	Performance Shares and Cash	Stock Options	Severance Pay Policy[2]
Retirement[3]	Any earned payment based on actual 2009 Company performance under the terms of the 2009 EIAP.	The number of units granted during retirement year will be prorated based on the number of full months of service following the grant divided by 12. The restrictions on these and all other awards previously granted will lapse in accordance with the original grant agreement. April 1, 2009 Retention Award shall be immediately terminated should participant retire prior to April 1, 2010. If participant retires on or after April 1, 2010, the number of shares the participant may receive will be prorated based on the number of full months of service following the grant date through the retirement date divided by 36, or in the case of cash, divided by 24.	Options granted before January 1, 2007: executive has 5 years to exercise vested options; unvested options are cancelled. Options granted after January 1, 2007: The number of options granted during retirement year will be prorated based on the number of full months of service following the grant divided by 12. Such options and all other unvested options will continue to vest in accordance with the original vesting schedules. Executive has five years following the date of retirement to exercise any vested option, provided the option period does not expire first.	Nil

Involuntary “Not for Cause” Termination	Any earned payment based on actual 2009 Company performance under the terms of the 2009 EIAP.	Awards will be prorated based on the number of full months of service following the grant date through the termination date divided by 36 (with a minimum 12 months participation required). The restrictions on awards will lapse according to the original grant agreement. April 1, 2009 Retention Award will be cancelled if employment is terminated prior to 4/1/2010. If employment is terminated after 4/1/2010, award will be prorated based on number of full months of participation from the beginning of the vesting period through the termination date divided by 36, or in the case of cash, divided by 24.	60 or 90 days to exercise vested stock options, in accordance with the applicable stock option agreement, all unvested options are cancelled.	Executives with less than 12 years of service: payment equal to the sum of their annual base salary and target annual bonus in effect on termination date. Executives with more than 12 years of service: payment equal to the number of full years of service times one-twelfth of the sum of the annual base salary and target annual bonus in effect on termination date. Participation in an outplacement program for up to one year following the termination date, subject to a maximum cost of $20,000.

	Short Term Incentive[1] —	Long-Term Incentives —	Long-Term Incentive —	Executive Officer
	Cash	Performance Shares and Cash	Stock Options	Severance Pay Policy[2]
Death	Any earned payment based on actual 2009 Company performance under the terms of the 2009 EIAP.	Eligible for full award payment, if any, based on the Company performance during the measurement period as if the executive had remained employed through the end of the performance measurement period.	All unvested options immediately vest and estate has one to five years following the date of death to exercise unless the options expire first.	Nil

Disability	Any earned payment based on actual 2009 Company performance under the terms of the 2009 EIAP.	Eligible for full award payment, if any, based on the Company performance during the measurement period as if the executive had remained employed through the end of the performance measurement period.	All unvested options immediately vest and executive has one to five years following the date of disability to exercise, in accordance with the applicable stock option agreement, unless the options expire first.	Nil

(1)	Payment to be calculated and paid on the same basis and same time as the annual bonus payments under the 2009 EIAP are made to actively employed Ingram Micro executives.

(2)	Severance benefits provided under the Executive Officer Severance Policy are subject to the participant’s execution of a release of claims and covenant agreement satisfactory to the Company and are payable in a lump sum cash payment within 60 days after the Effective Date of the termination.

(3)	Prior to January 1, 2007, the definition of retirement for long-term equity incentives under the 2003 Plan is 50 years of age and a minimum of five years of service. Effective January 1, 2007, the definition of retirement under the 2003 Plan was amended to provide that normal retirement is defined as age 65 or greater with five or more years of service and early retirement is defined as age 55 or greater with 10 or more years of service.

For purposes of this analysis, we assumed:

a. the last date of employment for the NEO is the end of our fiscal year, January 2, 2010;

b. annual base salary at termination is equal to salary as of January 2, 2010;

c. annual target incentive at termination equal to target incentive as of January 2, 2010;

d. estimated value of equity holdings is based on the closing price of our stock ($17.45) on December 31, 2009 (last trading day of our fiscal year).

As a result of these assumptions, the amount of compensation payable to each NEO in each potential situation is listed in the table below:

PAYMENTS UPON TERMINATION TABLE

		Long Term Incentives		Benefits & Perquisites
	Short		Stock Options &		Life			Repatriation/
	Term	Cash	Performance	Severance	Insurance	Disability		Relocation
	Incentive	LTIP	Shares (4)	Pay	Proceeds	Benefits	Out-placement	Expense	Total

Gregory M.E. Spierkel
Voluntary Termination	$1,807,950	$—	$—	$—	$—	$—	$—	$—	$1,807,950
Retirement		—	—	—	—	—	—	—	—
Involuntary Not for Cause Termination	1,807,950	—	—	2,125,000	—	—	20,000	—	3,952,950
Death	1,807,950	1,500,000	9,827,081	—	850,000	—	—	—	13,985,031
Disability	1,807,950	1,500,000	9,827,081	—	—	380,833	—	—	13,515,864
William D. Humes
Voluntary Termination	496,300	—	—	—	—	—	—	—	496,300
Retirement	—	—	—	—	—	—	—	—	—
Involuntary Not for Cause Termination	496,300	—	—	850,000	—	—	20,000	—	1,366,300
Death	496,300	375,000	2,361,574	—	500,000	—	—	—	3,732,874
Disability	496,300	375,000	2,361,574	—	—	319,744	—	—	3,552,618
Alain Monié(1)
Voluntary Termination	829,530	—	—	—	—	—	—	—	829,530
Retirement	—	—	—	—	—	—	—	—	—
Involuntary Not for Cause Termination	829,530	—	—	1,235,000	—	—	20,000	57,600	2,142,130
Death	829,530	700,000	4,560,287	—	650,000	—	—	56,600	6,796,417
Disability	829,530	700,000	4,560,287	—	—	364,167	—	57,600	6,511,584
Shailendra Gupta(2)
Voluntary Termination	521,439	—	—	—	—	—	—	—	521,439
Retirement	—	—	—	—	—	—	—	—	—
Involuntary Not for Cause Termination	521,439	—	—	1,683,979	—	—	20,000	—	2,225,418
Death	521,439	275,000	2,102,936	—	1,685,355	—	—	—	4,584,730
Disability	521,439	275,000	2,102,936	—	—	96,306	—	—	2,995,681
Alain Maquet(3)
Voluntary Termination	457,558	—	—	—	—	—	—	—	457,558
Retirement	457,558	—	905,147	—	—	—	—	61,500	1,424,205
Involuntary Not for Cause Termination	457,558	—	—	2,528,875	—	—	20,000	61,500	3,067,933
Death	457,558	225,000	1,683,750	—	1,856,268	—	—	60,500	4,283,076
Disability	457,558	225,000	1,683,750	—	—	334,128	—	61,500	2,761,936

(1)	In the case of termination prior to August 1, 2010 for any reason other than death or disability, Mr. Monié must repay Ingram Micro $1,000,000 of the relocation bonus he received upon his promotion to President and Chief Operating Officer.

Under all termination conditions, except For Cause and Voluntary termination, Mr. Monié will also receive relocation assistance to Singapore for him and his spouse including airfare, air shipment of personal affects, shipment of household goods, temporary living and storage of household goods.

(2)	Payments listed for Mr. Gupta have been converted from Singapore dollars to U.S. dollars using the same exchange rate as stated in note 1 of the “Summary Compensation Table” elsewhere in this proxy statement.

Severance Pay assumes the Company provided Mr. Gupta the required 3 months notice prior to a termination by the Company without cause. If notice is not provided, base pay in lieu of notice will be added to payment. Based on his years of service, Mr. Gupta would be eligible for a payment equivalent to 24 months of base pay plus target annual bonus in the event of termination, not for cause.

Mr. Gupta’s Life Insurance proceeds are based on SGD$1,050,000 Group Term Life and SGD$1,400,000 personal accident coverage. Upon Mr. Gupta’s disability, there would be an initial payment of up to SGD$100,000 or 10% of personal accident coverage, whichever is greater, payable after 90 days of permanent disability.

(3)	Payments listed for Mr. Maquet have been converted from EUR to U.S. dollars using the same exchange rate as stated in note 1 of the “Summary Compensation Table” elsewhere in this proxy statement.

Under all termination conditions, except For Cause and Voluntary termination, Mr. Maquet will also receive repatriation/relocation assistance for him and his immediate family including airfare, air shipment of personal affects, shipment of household goods, temporary living and storage of household goods under the terms and conditions similar to the relocation assistance he received when he relocated from France to Belgium.

Mr. Maquet is tax equalized to France and in the event of all termination conditions, except For Cause, will continue to receive coverage for tax preparation services and be covered under Ingram Micro’s International Assignment Tax Equalization Policy for any foreign tax liabilities that are a result of his assignment to the United States or Belgium.

Severance pay assumes the Company provided Mr. Maquet the required 6 months notice prior to a termination by the Company without cause. If notice is not provided, base pay in lieu of notice will be added to payment. Under the terms of Mr. Maquet’s French employment contract, Mr. Maquet would be eligible for a payment equivalent to 32 months of average salary (defined as base salary and target bonus) in the event of a termination by the Company without cause.

Death and Disability: Under the terms of Mr. Maquet’s French employment contract, Mr. Maquet retains his life and disability insurance from France. In the event of his death or permanent disability, his estate or Mr. Maquet would receive EUR 1,331,040 under his French life and disability insurance.

(4)	Upon death, all unvested stock options would immediately vest and the estate would have one year to exercise. As of January 2, 2010, all NEO’s unvested stock options value was zero. On March 9, 2010 the Committee certified the 2007 performance awards did not meet the performance requirement and the awards were cancelled. It is anticipated that the 2008 performance awards will not meet the threshold performance requirement and these awards will not vest and will be cancelled. The 2009 performance awards exceeded the target performance requirement and the Committee certified on March 2, 2010 that 111.4% of these units will vest on the scheduled vesting date. Each NEO has the following estimated value of vested and unexercised options: Mr. Spierkel $2,603,523; Mr. Humes $451,753; Mr. Monié $411,405; Mr. Gupta $0 and Mr. Maquet $391,928. These options will continue to be eligible to be exercised after the termination date of January 2, 2010, if the termination circumstances meet the requirements specified in the above chart describing the termination clauses of each program and the award.

PROPOSAL 3

RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP
AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Recommendation of the Board of Directors

The Board of Directors recommends that you vote “FOR” the ratification of the selection of PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm for the current fiscal year, which is designated as Proposal No. 3 on the enclosed proxy card.

PwC served as Ingram Micro’s independent registered public accounting firm for the 2009 fiscal year. PwC has advised Ingram Micro that it has no direct or indirect financial interest in Ingram Micro. Representatives of PwC are expected to be present at the 2010 annual meeting of shareholders, with the opportunity to make a statement should they desire to do so, and will be available to respond to appropriate questions from shareholders. We anticipate that our Audit Committee will retain PwC to continue to serve as Ingram Micro’s independent registered public accounting firm for 2010. See “Report of the Audit Committee.”

The following fees were charged by PwC for 2009 and 2008 fiscal year services to Ingram Micro:

•	Audit Fees. PwC’s fees for auditing Ingram Micro’s annual financial statements and internal controls pursuant to the Sarbanes-Oxley Act of 2002, review of interim financial statements included in the Company’s Form 10-Q filings, and for services that are normally provided by PwC in connection with statutory and regulatory filings or engagements were (1) $6,283,000 for fiscal year 2009, of which

$2,701,000 will be billed by PwC in fiscal 2010, and (2) $7,750,000 for fiscal year 2008, of which $3,883,000 was billed by PwC in fiscal year 2008 and the balance was billed by PwC in fiscal year 2009. The actual amounts that will be paid in fiscal year 2010 may be different due to the impact of foreign exchange at the time the actual bills are paid.

•	Audit-Related Fees. PwC’s fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees” above for fiscal years 2009 and 2008 were $199,000 and $5,000, respectively, relating to agreed-upon or attestation procedures that are required to be delivered by the Company’s independent or statutory auditor pursuant to local law or regulations and/or corporate reorganization activities as well as consultations by the Company’s management regarding the accounting or disclosure treatment of transactions or events and/or the actual or potential impact of proposed rules, standards or interpretations by the PCAOB, SEC, FASB, or other regulatory or standard setting bodies.

•	Tax Fees. PwC fees for services which were principally related to tax compliance and consulting matters were $46,000 in fiscal 2009 and $23,000 in fiscal year 2008. These tax fees related to consultations on technical tax matters, including assistance with U.S. Federal, state and local and international tax matters.

•	All Other Fees. There were no other services or related fees incurred or paid to PwC in both fiscal years 2009 and 2008.

Management is required to review and obtain the prior approval of the Audit Committee for all non-audit services proposed to be provided by the independent accountants. We review whether the provision of such services by the independent accountants would be compatible with the maintenance of PwC’s independence in the performance of its auditing functions for us.

The Audit Committee annually reviews its policy on audit and non-audit services performed by Ingram Micro’s independent registered public accounting firm. Unless a proposed service to be provided by Ingram Micro’s independent registered public accounting firm has received general pre-approval in accordance with the guidelines discussed below, it will require specific pre-approval by the Audit Committee. Any proposed services exceeding pre-approved fee levels will require additional pre-approval by the Audit Committee.

The annual audit services engagement terms and fees are subject to the specific pre-approval of the Audit Committee. The Audit Committee must approve any significant changes in terms, conditions and fees resulting from changes in audit scope, company structure or other matters. Additional fees in excess of 10% of the amount initially approved in connection with the annual audit services require additional pre-approval by the Audit Committee. With respect to certain categories of non-audit services, the Audit Committee has concluded that the provision of such services does not impair Ingram Micro’s independent registered public accounting firm’s independence, and the Audit Committee has provided (and the Audit Committee will annually review and provide) general pre-approved categories of services that may be provided by Ingram Micro’s independent registered public accounting firm without obtaining pre-approval for each specific non-audit assignment.

The term of any pre-approval is generally twelve months from the date of pre-approval, unless the Audit Committee provides for a different period. The Audit Committee may revise the list of general pre-approved services from time to time, based on subsequent determinations. The Audit Committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated shall report any pre-approval decisions to the Audit Committee at its next scheduled meeting. In addition, on a periodic basis, Ingram Micro’s management reports to the Audit Committee the services actually provided by Ingram Micro’s independent registered public accounting firm pursuant to the Audit Committee’s pre-approval policy.

All audit and non-audit services described above were provided pursuant to pre-approval policies of the Audit Committee.

REPORT OF THE AUDIT COMMITTEE

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Ingram Micro filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent we specifically incorporate this Report by reference therein.

The Audit Committee of the Board of Directors has furnished the following report.

The charter of the Audit Committee of the Board of Directors of Ingram Micro Inc. (“Ingram Micro”) specifies that the purpose of the Audit Committee is to discharge its responsibilities as set forth in Ingram Micro’s Amended and Restated Bylaws and to assist the Board’s oversight of:

the integrity of Ingram Micro’s financial reporting process and systems of internal controls regarding finance, accounting, legal and ethical compliance;

Ingram Micro’s compliance with legal and regulatory requirements; and

the independence and performance of Ingram Micro’s independent external auditors and internal audit department.

In addition, the Audit Committee is charged with providing an avenue of open communication among Ingram Micro’s independent registered public accounting firm, management, internal audit department, and Board of Directors.

The Audit Committee expects to consider further amendments to its Charter from time to time as rules and standards are revised and/or finalized by various regulatory agencies, including the SEC and the NYSE, and to address any changes in Ingram Micro’s operations, organization or environment.

The Audit Committee meets with management periodically to consider the adequacy of Ingram Micro’s disclosure and internal controls and compliance with applicable laws and company policies, as well as the quality of its financial reporting, including the application of critical accounting policies. As part of this process, the Audit Committee has, in connection with Ingram Micro’s compliance with Section 404 of the Sarbanes-Oxley Act of 2002 (“SOX 404”), reviewed on a periodic basis with management and Ingram Micro’s independent registered public accounting firm, PricewaterhouseCoopers LLP (“PwC”), Ingram Micro’s progress on and completion of its SOX 404 compliance process for 2009, and will continue this monitoring in subsequent years.

As part of its oversight activities, the Audit Committee monitors the scope and adequacy of Ingram Micro’s internal auditing program, including reviewing staffing levels and steps taken to implement recommended improvements in internal controls. The Audit Committee discusses these matters with Ingram Micro’s independent registered public accounting firm and with appropriate Company financial personnel and internal auditors.

The Audit Committee’s meetings include, whenever appropriate, executive sessions with Ingram Micro’s independent registered public accounting firm and with Ingram Micro’s internal auditors, in each case without the presence of Ingram Micro’s management.

The Audit Committee appoints Ingram Micro’s independent registered public accounting firm for the purpose of issuing an audit report on Ingram Micro’s annual financial statements or performing related work and approves the firm’s compensation.

As part of its oversight of Ingram Micro’s financial statements, the Audit Committee reviews and discusses with both management and Ingram Micro’s independent registered public accounting firm all annual and quarterly financial statements, including reviewing Ingram Micro’s specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” prior to their issuance.

During fiscal year 2009, the Audit Committee reviewed and discussed Ingram Micro’s financial statements with management, including significant accounting and disclosure matters. Management has represented to the Audit Committee that the financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. The Audit Committee also discussed Ingram Micro’s earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies, in accordance with the NYSE corporate governance rules.

The Audit Committee received and reviewed the written disclosures and the letter from PwC required by applicable requirements of the Public Company Accounting Oversight Board regarding PwC’s communications with the Audit Committee concerning independence.

The Audit Committee discussed with PwC matters relating to its independence, including monitoring compliance with Ingram Micro’s pre-approval of non-audit services and performing a review of audit and non-audit fees. The Audit Committee also discussed with PwC the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, including the quality of Ingram Micro’s accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Ingram Micro’s Annual Report on Form 10-K for the fiscal year ended January 2, 2010, for filing with the SEC.

Members of the Audit Committee
of the Board of Directors of Ingram Micro Inc.

Leslie S. Heisz (Chair)
Howard I. Atkins
John R. Ingram
Michael T. Smith
Joe B. Wyatt

ANNUAL REPORT

Our annual report for the fiscal year ended January 2, 2010, including the consolidated financial statements audited by PwC, independent registered public accounting firm, and their report thereon dated March 2, 2010, is being mailed to all shareholders with this proxy statement. In addition, a copy of our annual report, which includes our Form 10-K for the fiscal year ended January 2, 2010 (with exhibits 31.1, 31.2, 32.1 and 32.2 only), as filed with the SEC, will be sent to any shareholder without charge upon written request to: Ingram Micro Inc., 1600 East Saint Andrew Place, Santa Ana, California 92705, Attention: Corporate Communications and Investor Relations Department. Our annual report on Form 10-K can also be reviewed by accessing the SEC’s Internet site at http://www.sec.gov or our Internet site at http://www.ingrammicro.com. This text is not an active link and our Internet site and the information contained on that site, or connected to that site, is not incorporated into this proxy statement.

OTHER MATTERS

As of the date of this proxy statement, we know of no business that will be presented for consideration at the annual meeting other than the items referred to above. If any other matter is properly brought before the meeting for action by shareholders, proxies in the enclosed form returned to us will be voted in accordance with the recommendation of the Board of Directors or, in the absence of such a recommendation, in accordance with the judgment of the proxy holders.

SHAREHOLDER PROPOSALS

Shareholders interested in submitting a proposal for inclusion in the proxy materials for our 2011 annual meeting of shareholders may do so by following the procedures prescribed in SEC Rule 14a-8. To be eligible for inclusion, our Corporate Secretary must receive shareholder proposals no later than December 21, 2010.

Shareholders may wish to have a proposal presented at the annual meeting of shareholders in 2011, but without the Company being required to include that proposal in the Company’s proxy statement relating to that annual meeting. Such proposals must be received by the Corporate Secretary by March 6, 2011.

By order of the Board of Directors,

Larry C. Boyd
Executive Vice President,
Secretary and General Counsel

April 20, 2010
Santa Ana, California

ANNEX A

CERTIFICATE OF AMENDMENT
OF
THE CERTIFICATE OF INCORPORATION
OF
INGRAM MICRO INC.

Pursuant to Section 242 of the General
Corporation Law of the State of Delaware

*****

Ingram Micro Inc., a Delaware corporation (hereinafter called the “Corporation”), does hereby certify as follows:

FIRST: Paragraph (C) to Article Eighth of the Corporation’s Certificate of Incorporation is hereby amended to read in its entirety as set forth below:

(c): the Directors of the Corporation shall be elected at each annual meeting of shareholders for a term expiring at the next annual meeting of shareholders following their election and shall remain in office until their successors shall have been elected and qualified or until their earlier death, resignation or removal. Any Director or the entire Board of Directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors.

SECOND: The foregoing amendments were duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

A-1

IN WITNESS WHEREOF, Ingram Micro Inc. has caused this Certificate to be duly executed in its corporate name this           day of          , 2010.

INGRAM MICRO INC.

By:
Name:
Title:

A-2

INGRAM MICRO®

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## Electronic Voting Instructions

**You can vote by Internet or telephone!**
**Available 24 hours a day, 7 days a week!**

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

**Proxies submitted by the Internet or telephone must be received by 3:00 a.m., Pacific Time, on June 9, 2010.**

## Annual Meeting Proxy Card  1234 5678 9012 345

### A Proposals — The Board of Directors recommends a vote FOR Proposals 1a and 1b, FOR all the nominees listed in Proposal 1c, FOR all the nominees listed in Proposal 2 if Proposal 1 is not approved and FOR Proposal 3.

| | For | Withhold | | For | Withhold | | For | Withhold |
|---|---|---|---|---|---|---|---|---|
| 01 - Howard I. Atkins | ☐ | ☐ | 02 - Leslie Stone Heisz | ☐ | ☐ | 03 - John R. Ingram | ☐ | ☐ |
| 04 - Orrin H. Ingram II | ☐ | ☐ | 05 - Dale R. Laurance | ☐ | ☐ | 06 - Linda Fayne Levinson | ☐ | ☐ |
| 07 - Michael T. Smith | ☐ | ☐ | 08 - Gregory M.E. Spierkel | ☐ | ☐ | 09 - Joe B. Wyatt | ☐ | ☐ |

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000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext Electronic Voting Instructions Available You can vote 24 hours by Internet a day, or 7 days telephone! a week! Instead methods of outlined mailing below your proxy, to vote you your may proxy choose . one of the two voting VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies 3:00 a.m submitted ., Pacific Time, by the on Internet June 9, or 2010 telephone . must be received by Vote by Internet • Log on to the Internet and go to www.envisionreports.com/IM • Follow the steps outlined on the secured website. Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call. • Follow the instructions provided by the recorded message. Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Annual Meeting Proxy Card 1234 5678 9012 345 A Proposals — FOR The Board all the of nominees Directors listed recommends in Proposal a vote 2 if FOR Proposal Proposals 1 is not 1a approved and 1b, FOR and all FOR the Proposal nominees 3. listed in Proposal 1c, 1a. Adoption of the Declassification Amendment. 1c. Election of Declassified Board Nominees (Terms expiring in 2011): 1b. without Removal cause of each such of that the directors the terms of of the all Company directors expire at the 2010 annual meeting. 01 — Howard I. Atkins 04 — Orrin H. Ingram II 07 — Michael T. Smith 02 — Leslie Stone Heisz 05 — Dale R. Laurance 08 — Gregory M.E. Spierkel 03 — John R. Ingram 06 — Linda Fayne Levinson 09 — Joe B. Wyatt 2. Election of Class III Directors (only if Proposal 1 is not approved): 01 — Orrin H. Ingram II 02 — Michael T. Smith 03 — Gregory M.E. Spierkel 04 — Joe B. Wyatt 3. Ratification of selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm of the current year. B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A — C ON BOTH SIDES OF THIS CARD.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proxy — Ingram Micro Inc. + ANNUAL MEETING OF SHAREHOLDERS JUNE 9, 2010 THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned, a shareholder of Ingram Micro Inc. (the “Company”), hereby appoints William D. Humes and Larry C. Boyd, and each of them individually, as Proxies to represent and vote all of the Company’s Class A common stock held of record as of the end of the business day on April 5, 2010 by the undersigned, each with full power of substitution, at the Annual Meeting of Shareholders of the Company, to be held on Wednesday, June 9, 2010, beginning at 10:00 a.m. (local time) at the Company’s Santa Ana campus, 1600 East St. Andrew Place, Santa Ana, California 92705, and at any adjournment or postponement thereof. THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NOT OTHERWISE DIRECTED, WILL BE VOTED FOR PROPOSALS 1a AND 1b, FOR ALL THE NOMINEES LISTED IN PROPOSAL 1c, 2 if PROPOSAL 1 IS NOT APPROVED AND FOR PROPOSAL 3. YOUR SHARES CANNOT BE VOTED UNLESS YOU SIGN AND RETURN THIS CARD, VOTE VIA TELEPHONE OR THE INTERNET IN ACCORDANCE WITH THE INSTRUCTIONS OF THIS PROXY CARD, OR ATTEND THE MEETING AND VOTE IN PERSON. If this Proxy relates to shares held for the undersigned in the Ingram Micro Inc. 401(k) Investment Savings Plan, then, when properly executed, it shall constitute instructions to the plan trustee to vote in the manner directed herein, if received by June 4, 2010. (ITEMS TO BE VOTED APPEAR ON REVERSE SIDE) C Non-Voting Items Change of Address — Please print new address below. Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting. IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A — C ON BOTH SIDES OF THIS CARD.